EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

between

VACA MORADA PARTNERS, LP,

a Delaware limited partnership,

and

MSR II, LP,

a Delaware limited partnership,

as Sellers

and

ALTISOURCE RESIDENTIAL, L.P.,

a Delaware limited partnership,

as Buyer

Dated as of March 30, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	15

ARTICLE 2 PURCHASE AND SALE TRANSACTION		16

2.1	Purchase and Sale	16
2.2	No Financing Contingency	17
2.3	Seller Financing	17

ARTICLE 3 PURCHASE PRICE		17

3.1	Purchase Price	17
3.2	Payments	18

ARTICLE 4 DUE DILIGENCE		20

4.1	As Is Sale	20
4.2	Due Diligence Period.	20
4.3	Release from Liability	24
4.4	Acknowledgment	24

ARTICLE 5 ADJUSTMENTS AND PRORATIONS		25

5.1	Rent	25
5.2	Security Deposits	26
5.3	Real Estate Taxes and Other Taxes	26
5.4	Special Assessments	26
5.5	Operating Expenses	27
5.6	Prepaid Expenses	27
5.7	Other Customary Prorations	27
5.8	Closing Costs	27
5.9	Calculation of Adjustments and Prorations	29

ARTICLE 6 CLOSING		30

6.1	Closing Date	30
6.2	Payment of Purchase Price	32
6.3	Seller’s Closing Deliveries	33
6.4	Buyer’s Closing Deliveries	35

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		36

7.1	Buyer’s Warranties	36
7.2	Sellers’ Warranties	37

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7.3	General Provisions	38
7.4	No Consequential Damages	40
7.5	Additional Remedies	40
7.6	Indemnity Escrow Funds	42

ARTICLE 8 COVENANTS		42

8.1	Publicity	42
8.2	Brokers	42
8.3	Tax Matters	43
8.4	Audited Financials	43

ARTICLE 9 MISCELLANEOUS		44

9.1	Assignment	44
9.2	Integration; Waiver; Waiver of Bulk Sales Compliance	44
9.3	Governing Law	44
9.4	Captions Not Binding; Exhibits	44
9.5	Binding Effect	45
9.6	Severability	45
9.7	Notices	45
9.8	Counterparts	46
9.9	No Recordation	46
9.10	Limitation of Liability	46
9.11	Construction	46
9.12	Time of Essence	47
9.13	Waiver of Jury Trial	47
9.14	No Presumption Regarding Drafting	47
9.15	Facsimile Signatures	47
9.16	No Third Party Beneficiaries	47
9.17	Confidentiality	47
9.18	Exclusivity	47
9.19	Several Liability	48
9.20	Prior Agreements	48

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of March 30, 2017 (the “Effective Date”), by and among Vaca Morada Partners, LP, a Delaware limited partnership (“VMP”), MSR II, LP, a Delaware limited partnership (“MSR II”, and together with VMP, collectively, and each acting severally, “Sellers”, and each, a “Seller”), and Altisource Residential, L.P., a Delaware limited partnership (“Buyer”).

Recitals

A. Certain subsidiaries of VMP are the owners of fee title to the Initial VMP Properties (as defined below) and certain subsidiaries of MSR II are the owners of fee title to the Initial MSR II Properties (as defined below and together with the Initial VMP Properties, the “Initial Properties”);

B. Sellers have agreed to offer for sale to Buyer 1,493 Additional Properties (as defined below and together with the Initial Properties, collectively, the “Properties”, and each, a “Property”) and to use good faith efforts, subject to market conditions, to offer for sale to Buyer up to 1,250 Additional Properties (in addition to the 1,493 Additional Properties referenced above) (which, if offered, will also be “Properties” for purposes of this Agreement); and

C. Buyer desires to purchase from Sellers, and Sellers desire to sell, or cause their respective subsidiaries to sell, to Buyer, fee simple title to the Properties (as defined below), on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 9.18.

“Action” means any litigation, claim, action, suit, inquiry, audit, investigation or proceeding (including any condemnation action or proceeding) by or before any Governmental Authority or any other arbitration, mediation or similar proceeding.

“Additional MSR II Properties” has the meaning set forth in Section 2.1(b).

“Additional Properties” has the meaning set forth in Section 2.1(b).

“Additional VMP Properties” has the meaning set forth in Section 2.1(b).

“Advance Rent” means any Rent that has been prepaid more than thirty (30) days in advance, as measured from the date of determination.

“Advance Rent Disbursement Schedule” means Schedule 5 attached hereto, showing the calendar months occurring after the month in which the Initial Closing Date occurs to which Advance Rents received by Seller, with respect to the Initial Properties, are applicable and should be applied by Buyer to the payment to the applicable Tenant’s rent due for such calendar month.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Purchase Price” means the amount of the Purchase Price allocated to each of the Initial Properties as set forth on Schedule 1. The Allocated Purchase Price for each of the Additional Properties shall be set forth in a schedule at each subsequent Closing.

“Applicable HOA Properties” means with respect to any Applicable HOA State, all HOA Properties located in such Applicable HOA State except for any HOA Property as to which any Liens for HOA Fees are expressly subordinated to the Lien of the Seller Financing Documents encumbering such Property.

“Applicable HOA State” means (i) a state in which, pursuant to applicable Laws, (A) a Lien in favor of an HOA may be created through the non-payment of HOA Fees assessed against a Property by such HOA and (B) any such Lien would have Priority or (ii) a state designated, on or before the applicable Closing Date, by the Lender pursuant to the terms of the Seller Financing Documents, as an Applicable HOA State. For the avoidance of doubt, if any reported decision of a state appellate court would result in the foregoing clauses (i)(A) and (i)(B) applying in such state, then such state shall constitute an Applicable HOA State.

“Assignment of Leases” has the meaning set forth in Section 6.3(b).

“Bankruptcy Action” means, with respect to any Person:

(a) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(b) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the

Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law.

“Bill of Sale” has the meaning set forth in Section 6.3(c).

“Breakage Cost Deposit” has the meaning set forth in Section 3.2(b).

“Breakage Costs” has the meaning set forth in Section 6.1(b)(i).

“business day” means any day other than Saturday, Sunday, any federal holiday, or any holiday in New York or Texas. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire on or be extended to, as the case may be, the next succeeding business day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s knowledge” or words of similar import shall refer only to the actual knowledge of any of George Ellison, Robin Lowe, Ercan Gurhan and Randall Mason (the “Buyer Knowledge Parties”) after reasonable inquiry. There shall be no personal liability on the part of any Buyer Knowledge Party arising out of any of Buyer’s representations or warranties.

“Buyer’s Survival Period” has the meaning set forth in Section 7.3(a)(ii).

“Carry-Over Tenant” means, with respect to any Current Tenanted Property, one or more individuals who, on the applicable Closing Date with respect to a Property, occupy such Property.

“Cash Portion” means twenty-five percent (25%) of the applicable Purchase Price.

“Closing BPO Purchase Price” has the meaning set forth in Section 3.1(a).

“Closing Date” means the date on which a Closing occurs.

“Closing Date Yield Price” has the meaning set forth in Section 3.1(a).

“Closing Documents” means, with respect to any Closing, all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement in connection with such Closing, including the documents and instruments required pursuant to the terms of Article 6, but excluding any Seller Financing Documents.

“Closing Purchase Price” has the meaning set forth in Section 3.1(a).

“Closing Statement” has the meaning set forth in Section 5.9(a).

“Closings” means, collectively, the Initial Closing, the Second Closing and the Final Closing. The Closings may each be referred to individually herein as a “Closing”.

“Code” means the Internal Revenue Code or 1986 (or successor thereto), as amended from time to time.

“Committed Additional Properties” has the meaning set forth in Section 2.1(b).

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Contracts” means all contracts, leases, equipment leases, agreements, arrangements, understandings, promises, commitments or undertakings, whether written or oral and whether express or implied.

“Corrected Closing Date Aggregate Yield Price Adjustment” means (i) if the Recalculated Purchase Price is determined based on updated BPOs, $0.00 and (ii) in all other cases, the positive or negative amount by which the aggregate original Closing Date Yield Prices exceeds the Corrected Closing Date Aggregate Yield Price.

“Corrected Closing Date Aggregate Yield Price” means the sum of each Closing Date Yield Price recalculated to (i) correct any 2016 property tax used in connection with the calculation of such Closing Date Yield Price that was not properly reflected in such calculation, including properly reflecting the removal of any exemptions that were not removed in such calculation and adjusting for any such 2016 taxes that included amounts due for 2015 that were paid in 2016 (to the extent included in the calculation of such Closing Date Yield Price) and for any 2016 taxes that were paid in 2017 (to the extent not included in the calculation of such Closing Date Yield Price) and (ii) correct any 2016 HOA fees used in connection with the calculation of such Closing Date Yield Price that was not properly reflected in such calculation the aggregate 2016 HOA fees, including adjusting for any such 2016 HOA fees that included amounts due for 2015 that were paid in 2016 (to the extent included in the calculation of such Closing Date Yield Price) and for any 2016 HOA fees that were paid in 2017 (to the extent not included in the calculation of such Closing Date Yield Price).

“Current Tenanted Property” has the meaning set forth in Section 4.2(a).

“Current Year Taxes” has the meaning set forth in Section 5.3.

“Deed” has the meaning set forth in Section 6.3(a).

“Diligence Kick-Out Notice” has the meaning set forth in Section 4.2(c)(ii).

“Disclosure Requirements” has the meaning set forth in Section 8.1.

“Disputed Items” has the meaning set forth in Section 5.9(b).

“Disputed Items Notice” has the meaning set forth in Section 5.9(b).

“Due Diligence” means examinations, inspections, investigations, tests, studies, analyses, appraisals, calculations, evaluations and/or investigations with respect to each Property (including examination and review of the title matters, applicable land use, and zoning Laws and other Laws applicable to the Property, the physical condition of the Property and the economic status of the Property) and any Leases or rental history with respect to the Properties, as Buyer deems adequate.

“Due Diligence 2.5% Kick-Out Property” has the meaning set forth in Section 4.2(c)(i).

“Due Diligence 7.5% Kick-Out Property” has the meaning set forth in Section 4.2(c)(i).

“Due Diligence Kick-Out Property” has the meaning set forth in Section 4.2(c)(i).

“Due Diligence Period” has the meaning set forth in Section 4.2(b).

“Effective Date” has the meaning set forth in the preamble.

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:

(a) the form of Lease reflects customary market standard terms;

(b) the Lease is entered into on an arms-length basis without payment support by any Seller or its Affiliates (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(c) the Lease is to a bona fide third-party Tenant;

(d) the Lease is in compliance with all applicable Laws and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Seller, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof in all material respects; and

(e) the Lease is consistent with the Property Manager’s internal leasing guidelines.

“Eligible Property Notice” has the meaning set forth in Section 2.1(b).

“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria:

(a) the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by the Property Manager prior to the execution of a Lease by such Tenant;

(b) at the time of such initial screening, the Tenant is not listed on any Government List; and

(c) the Tenant otherwise generally conforms to Seller’s internal tenant leasing criteria in all material respects at the time such Tenant is screened by Property Manager.

“Environmental Laws” means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in effect as of the applicable Closing Date, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment and shall include (i) the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to lead based paint and (ii) any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in effect as of the applicable Closing Date, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Property; requiring notification or disclosure of the presence of or Hazardous Substances Releases or other environmental condition of any Property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such Property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to any Property; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of any Property.

“Escrow Agent” means Delaware Trust, in its capacity as escrow agent with respect to the Non-Refundable Deposit and the Breakage Cost Deposit and escrow services in connection with each Closing, having the following address and contact information:

Delaware Trust Company

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Attn: David Straub

Phone: (302) 636-5866

E-Mail: dstraub@delawaretrust.com

“Exclusivity Period” has the meaning set forth in Section 9.18.

“Failed Transaction” has the meaning set forth in Section 6.1(b).

“Fairness Opinion” has the meaning set forth in Section 6.4(i).

“Final Closing” means the final closing of the sale of the Additional Properties.

“Final Closing Date” means the date of the Final Closing, which shall occur on such date as the parties mutually determine as of the Outside Notice Date (provided that in no event shall such date be later than six (6) months after the Outside Notice Date and, in the absence of such determination, November 29, 2017).

“Final Closing Notice” has the meaning set forth in Section 6.1(a).

“Final Closing Notice Date” means the date which is no later than 45 days prior to the Final Closing Date.

“Final Settlement” has the meaning set forth in Section 5.9(b).

“Final Statement” has the meaning set forth in Section 5.9(b).

“Financing Kick-Out Property” has the meaning set forth in Section 7.5(a).

“Financing Party” has the meaning set forth in Section 6.1(b)(i).

“Good Faith Additional Properties” has the meaning set forth in Section 2.1(b).

“Government List” means (i) the Annex to Executive Order 13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Buyer at least five (5) business days prior to the applicable Closing Date notifies Sellers in writing is now included in “Government List”.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Annual Rent” means the monthly rent, as of the applicable Closing Date, payable by the Eligible Tenant of the applicable Property pursuant to an Eligible Lease (net of any incentive rent) multiplied by twelve (12).

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, lead based paint and toxic mold; provided, however, “Hazardous Substances” does not include: (i) substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in residential properties like each Property, and which are otherwise stored and used in compliance with all Environmental Laws and any permits issued pursuant thereto; or (ii) substances which otherwise would be included in such definition but which are of kinds and amounts ordinarily and customarily utilized in residential properties and which are otherwise in compliance with all Environmental Laws and any permits issued pursuant thereto.

“Hazardous Substances Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“HOA” means a homeowners or condominium association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Fees” means all dues, fees, assessments and impositions with respect to a Property, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“HOA Property” means a Property which is subject to an HOA.

“Housing Assistance Payments” means any and all Section 8 housing choice voucher payments or other tenant-based rental subsidies benefitting Tenants.

“Indemnity Escrow Account” means the account held by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement.

“Indemnity Escrow Agent” means Delaware Trust, in its capacity as escrow agent with respect to the Indemnity Escrow Funds and escrow services in connection with the Indemnity Escrow Agreement, having the following address and contact information:

Delaware Trust Company

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Attn: David Straub

Phone: (302) 636-5866

E-Mail: dstraub@delawaretrust.com

“Indemnity Escrow Agreement” has the meaning set forth in Section 6.3(o).

“Indemnity Escrow Amount” means, on each Closing Date, 18% of the Cash Portion with respect to such Closing.

“Indemnity Escrow Funds” means the Indemnity Escrow Amount, together with interest accrued thereon from time to time.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of the Lender under the Seller Financing, or (ii) the enforceability, validity, perfection or priority of the lien of the Seller Financing Documents with respect to such Property.

“Initial Closing” means the closing of the sale of the Initial Properties.

“Initial Closing Date” means the date hereof.

“Initial MSR II Properties” has the meaning set forth in Section 2.1(a).

“Initial Non-Refundable Deposit” has the meaning set forth in Section 3.2(a)(i).

“Initial Properties” has the meaning set forth in the recitals.

“Initial VMP Properties” has the meaning set forth in Section 2.1(a).

“Law” or “Laws” means all municipal, county, state or federal statutes, codes, ordinances, laws (including common law), rules or regulations applicable to any Property and/or Sellers, including respect to each Property and the Properties as a whole, all zoning and law use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Leases” means all leases of the Properties in effect on the applicable Closing Date as reflected on the applicable Rent Roll, together with any renewals and amendments thereof and any correspondence with or notices to or from Tenants related thereto. The Leases may each be referred to individually herein as a “Lease”.

“Lender” means the Lender, as defined in the Seller Financing Documents.

“Letter of Intent” means that certain letter agreement, dated as of February 27, 2017, by Sellers, and acknowledged and agreed to by Buyer.

“Liabilities” means any and all claims, demands, liabilities, damages, obligations, fines, penalties, taxes, assessments, losses, deficiencies, interest, awards, judgments, sanctions, costs and expenses of any kind or nature, accrued or fixed, known or unknown, matured or unmatured, due or to become due, asserted or unasserted, including reasonable costs of investigation and defense and reasonable attorneys’ and consultants’ fees, expenses and disbursements.

“Liability Cap” means Twenty-One Million and 00/100 Dollars ($21,000,000.00).

“Liability Threshold” means Seven Hundred Thousand and 00/100 Dollars ($700,000.00).

“Liens” means any and all liens (including environmental and Tax liens), restrictions (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership), charges, claims, mortgages, pledges, security interests, equitable deposits, easements, adverse claims, puts or encumbrances of any nature whatsoever (including any subscriptions, options, preemptive rights, rights of refusal, rights of offer, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written, whether firm or conditional, whether contractual or statutory)), and any lien or charge arising by statute or other Laws, which secures the payment of a debt or the performance of an obligation.

“Major Contracts” means (i) any management agreement relating to the Properties, (ii) [intentionally omitted] and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving payment or expense of more than One Hundred Thousand and 00/100 Dollars ($100,000.00) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).

“Market” means each city or municipality where the Properties are located, together with the metropolitan area surrounding each such city or municipality.

“Materiality Threshold” means a breach of a representation or warranty by the applicable Seller with respect to a Property (i) that adversely affects the ability of Buyer to rent such Property at a market rent for a period of sixty (60) days, including HOA restrictions (and the applicable Seller or Buyer is unable to obtain a waiver of such restriction from the applicable HOA), (ii) where such Property is subject to a material defect in title to the Property, which title defect adversely affects the ability of Buyer to rent such Property at a market rent for a period of sixty (60) days, (iii) where such Property is subject to environmental contamination or not in compliance with applicable Environmental Laws, or (iv) where the improvements on such Property require maintenance and repair, other than ordinary wear and tear, in excess of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00).

“MSR II” has the meaning set forth in the preamble.

“MSR II Properties” has the meaning set forth in Section 2.1(b).

“MSR II Transaction” has the meaning set forth in Section 2.1(a).

“Non-Refundable Deposit” shall have the meaning set forth in Section 3.2(a)(i).

“Notice of Completion” shall have the meaning set forth in Section 4.2(a).

“Occupied Property” shall have the meaning set forth in Section 4.2(a).

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Operating Expenses” has the meaning set forth in Section 5.5.

“Outside Notice Date” means June 30, 2017, or such other date agreed to by the parties.

“Patriot Act Offense” has the meaning set forth in Section 7.2(e).

“Permitted Exceptions” means for any Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of taxes and assessments not yet due and payable, (c) the rights of the Tenants, as tenants only, under the Leases, (d) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on such Property, and (e) any encumbrances and other matters set forth in any of the Title Insurance Owner’s Policies for such Property.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority and including any successor, by merger or otherwise of any of the foregoing.

“PHA” means any public housing authority, agency or other Person administering Housing Assistance Payments.

“Priority” means that the valid and proper foreclosure of a Lien for HOA Fees will extinguish the Lien of the Seller Financing Documents with respect to the relevant HOA Property.

“Property” has the meaning set forth in the recitals.

“Property File” means with respect to each Property:

(i) each of the documents related to such Property that are described in paragraphs 3 and 4 of the Property Representations; and

(ii) the executed Lease and any renewals, amendments or modification of the Lease for such Property (provided, that if such Property is a Vacant Property, such Property will be disclosed in the Property File as a Vacant Property).

“Property Management Agreement” means the Property Management Agreement dated as of the date hereof, by and between the Property Manager and the borrower under the Seller Financing Documents, pursuant to which the Property Manager agrees to provide property management services to such borrower with respect to the real property owned by such borrower, including the Properties owned by Sellers.

“Property Manager” means Main Street Renewal, LLC in its role as property manager under the Property Management Agreement.

“Property Purchase Price” has the meaning set forth in Section 3.1(a).

“Property Representations” means the representations and warranties set forth on Exhibit C attached hereto.

“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property or Seller.

“Proration Date” means 12:01 A.M. on the applicable Closing Date.

“Purchase Price” means, with respect to each Closing, the Closing Purchase Price or, if the Recalculated Purchase Price has been calculated and exceeds the Closing Purchase Price, the Recalculated Purchase Price.

“Purchase Price Adjustment” has the meaning set forth in Section 3.1(c).

“Put Option Notice” has the meaning set forth in Section 7.5(a).

“Put Property” has the meaning set forth in Section 7.5(a).

“Real Property Settlement Costs” means, collectively, all recording costs, title costs and expenses, documentary stamps, transfer taxes, sales taxes, closing and escrow fees, title search and update fees, title company due diligence, HOA fees, document coordination fees, HOA estoppels charges, HOA diligence costs, HOA estoppel costs and fees, HOA transfer fees and other similar real property-related costs, expenses, fees, reinsurance coordination fees and taxes.

“Recalculated Purchase Price” has the meaning set forth in Section 3.1(b).

“Release” has the meaning set forth in Section 8.1.

“Remedy Period” shall mean the date which is the later to occur of: (i) thirty (30) days following Seller’s receipt of a Put Option Notice with respect to the applicable breach of a Seller’s Warranty, or (ii) the expiration of any cure period afforded to the borrower under the Seller Financing Documents for a breach of the corresponding representation in the Seller Financing Documents to the Seller’s Warranty that Buyer asserts was breached in the applicable Put Option Notice.

“Renovation Standards” means the maintenance, repairs, improvements and installations that (i) are necessary for a Property to conform to applicable material Laws and (ii) do not deviate materially and adversely from local rental market standards for the area in which such Property is located.

“Rent Roll” means the rent roll with respect to the Property attached hereto as Exhibit E and incorporated herein by this reference.

“Rents” means all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the Tenants of the Property under the Leases.

“Representation Sunset Period” has the meaning set forth in Section 7.3(a)(i).

“Repurchase Permitted Exceptions” means and includes all of the following: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of taxes and assessments not yet due and payable, (c) the rights of the Tenants, as tenants only, under the Leases in effect with respect to the applicable Properties as of the applicable Closing, (d) all non-monetary liens, encumbrances, easements and other matters of record with respect to the applicable Properties, (i) which are of record as of the applicable Closing Date, or (ii) which are not of record as of the applicable Closing Date, but which do not have an Individual Material Adverse Effect on the applicable Properties with respect to such Closing, (e) any matters set forth in any of the Title Insurance Owner’s Policies for the applicable Properties delivered or made available to Buyer at the applicable Closing pursuant to the terms of this Agreement and (f) such other matters of record with respect to the applicable Properties as are acceptable to Sellers in their reasonable discretion. Notwithstanding the foregoing, no mortgages, deeds of trust or other loan documents entered into in connection with the Seller Financing shall be Repurchase Permitted Exceptions.

“RESI Criteria” means the criteria set forth on Schedule 2-A attached hereto.

“RESI Specs” means the specifications set forth on Schedule 2-B attached hereto.

“Second Closing” has the meaning set forth in Section 6.1(a).

“Second Closing Notice” has the meaning set forth in Section 6.1(a).

“Security Deposits” has the meaning set forth in Section 5.2.

“Seller Acquired Properties” has the meaning set forth in Section 2.1(b).

“Seller Closing Notice” has the meaning set forth in Section 6.1(a).

“Seller Failure” has the meaning set forth in Section 3.2(a)(iii).

“Seller Financing” means financing provided by Seller to or for the benefit of Buyer in an amount equal to seventy-five percent (75%) of the applicable Purchase Price with respect to the applicable Closing, pursuant to the Seller Financing Documents.

“Seller Financing Documents” means those certain loan documents and other deliverables to be executed and delivered in connection with the Seller Financing, dated as of the Initial Closing Date and in the forms of the Seller Financing Documents entered into as of the date hereof, with an amendment to such Seller Financing Documents at each subsequent Closing as may be agreed to by the parties.

“Seller Fundamental Representations” means Sellers’ representations and warranties set forth in Section 7.2(a) and Section 7.2(b).

“Seller Indemnity Escrow” has the meaning set forth in Section 6.2(b).

“Seller Parties” means and includes, collectively, (a) Sellers, (b) their attorneys, (c) any of the property managers retained by Sellers with respect to the Property, (d) any direct or indirect member or owner of any beneficial interest in any Seller, and (e) any officer, director, employee, or agent any of the foregoing or any direct or indirect owner of any beneficial interest in any Seller.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Group” has the meaning set forth in Section 9.18.

“Seller’s knowledge” or words of similar import (e.g., “known to Seller”) shall refer only to the actual knowledge of any of Sean Dobson and Drew Flahive (the “Knowledge Parties”) after reasonable inquiry of Spencer Lindahl, Richard Magel and Clay Hobbs concerning the Properties. There shall be no personal liability on the part of any Knowledge Party arising out of any of the Sellers’ Warranties.

“Sellers’ Warranties” means (a) each Seller’s representations and warranties set forth in Section 7.2 and Exhibit C, as such representations and warranties may be explicitly waived by Buyer pursuant to the terms of this Agreement, and (b) any representations and warranties made by either Seller in any of the Closing Documents.

“Stabilized” means, with respect to a Seller Acquired Property, that an Eligible Tenant (i) has executed a valid Lease of at least eleven (11) months and one (1) day concerning the applicable Seller Acquired Property, (ii) has paid all applicable rent and fees concerning the Seller Acquired Property when due and payable and (iii) has occupied the Seller Acquired Property for not less than two weeks in accordance with such Lease.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties or other assessments of any kind, including all income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, by Law, contract or otherwise.

“Tax Return” means any return (including information returns), report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to any Tax authority in connection with the determination, assessment, collection or payment of any Tax.

“Tenants” (each individually, a “Tenant”) shall mean the tenants, licensees or other occupants occupying any part of the Property pursuant to and as a party to the Leases.

“Title Company” means Westcor Land Title Company, having the following address and contact information:

Westcor Land Title Insurance Company

600 W Germantown Pike, Suite 450

Plymouth Meeting, PA 19462

Attn: Clint Casabella

Phone: (484) 594-1109

E-Mail: ccasabella@wltic.com

“Title Insurance Owner’s Policy” means Sellers’ existing owner’s title insurance policies and surveys for all of the Properties.

“Transactions” means, collectively, the VMP Transaction and the MSR II Transaction.

“Vacant Property” means, individually, and “Vacant Properties” means, collectively, the Initial Properties listed on Schedule D-6(b) attached hereto which are not leased to or occupied by any Tenant as of the Initial Closing Date.

“VMP” has the meaning set forth in the preamble.

“VMP Properties” has the meaning set forth in Section 2.1(b).

“VMP Transaction” has the meaning set forth in Section 2.1(a).

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of “including” or “include” herein shall in all cases mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

ARTICLE 2 PURCHASE AND SALE TRANSACTION

2.1 Purchase and Sale.

(a) Purchase and Sale of the Initial Properties. On the Effective Date, Buyer will acquire (i) from certain subsidiaries of VMP, fee simple interests in the 608 single family homes listed on Schedule 1 (the “Initial VMP Properties”), and all books, records, data, rental history, property and tenant files, and rent rolls associated with the Initial VMP Properties (together with the acquisition of the Additional VMP Properties and all books, records, data, rental history, property and tenant files, and rent rolls associated therewith, collectively, the “VMP Transaction”) and (ii) from certain subsidiaries of MSR II, fee simple interests in the 149 single family homes listed on Schedule 1 (the “Initial MSR II Properties”), and all books, records, data, rental history, property and tenant files, and rent rolls associated with the Initial MSR II Properties (together with the acquisition of the Additional MSR II Properties and all books, records, data, rental history, property and tenant files, and rent rolls associated therewith, collectively, the “MSR II Transaction”). On the Effective Date, VMP will sell or cause its subsidiaries to sell to Buyer the Initial VMP Properties, and all books, records, data, rental history, property and tenant files, and rent rolls associated with the Initial VMP Properties. On the Effective Date, MSR II will sell or cause its subsidiaries to sell to Buyer the Initial MSR II Properties, and all books, records, data, rental history, property and tenant files, and rent rolls associated with the Initial MSR II Properties.

(b) Purchase and Sale of the Additional Properties. Following the Initial Closing, Buyer agrees to purchase from Sellers 2,743 Additional Properties to the extent offered to Buyer by Sellers and otherwise in accordance with this Agreement. Sellers agree to (i) offer, or cause to be offered, for sale to Buyer 1,493 Additional Properties (the “Committed Additional Properties”) and (ii) use good faith efforts, subject to market conditions, to offer, or cause to be offered, for sale to Buyer up to 1,250 Additional Properties (the “Good Faith Additional Properties”) (in addition to the Committed Additional Properties); provided, that, in each case, the number of Committed Additional Properties and Good Faith Additional Properties set forth above, respectively, may each be reduced by the number of Due Diligence 2.5% Kick-Out Properties that otherwise meet the RESI Specs and comply with the RESI Criteria but that are nevertheless identified by Buyer for removal from the applicable Transaction with respect to the Committed Additional Properties and/or Good Faith Additional Properties, pursuant to Section 4.2(c)(i). At any time (and from time to time) prior to the Final Closing Notice Date, Sellers shall have the right to send one or more notices to Buyer indicating that Sellers are increasing the number of Committed Additional Properties, which notice shall set forth the number of additional Committed Additional Properties, and from and after the date of such notice the number of Committed Additional Properties shall be increased by the number of additional Committed Additional Properties set forth in such notice up to an aggregate total not to exceed 2,600 Committed Additional Properties (and the number of Good Faith Additional Properties shall be correspondingly reduced by the same number set forth in such notice). In furtherance of the foregoing agreement, Sellers agree, with respect to the Committed Additional Properties, to identify and acquire, and, with respect to the Good Faith Additional Properties, to use good faith efforts (subject to market conditions) to identify and acquire, in each case, single family homes complying with the RESI Criteria (such additional homes being the “Seller Acquired Properties”) and to renovate such Seller Acquired Properties to comply with the RESI Specs (such Seller Acquired Properties, once renovated, approved by Buyer in accordance with Article 4 hereof, leased to an Eligible Tenant pursuant to an Eligible Lease and Stabilized, the “Additional Properties”). Buyer shall acquire at the Second Closing and the Final Closing, as applicable, and subject to the terms and conditions of this Agreement, (A) a fee simple interest in the Additional Properties acquired by VMP or its subsidiaries (the “Additional VMP Properties” and together with the Initial VMP Properties, collectively, the “VMP Properties”) and all books, records, data, rental history, property and tenant files, and rent rolls associated therewith and (B) a fee simple interest in the Additional Properties acquired by MSR II or its subsidiaries (the “Additional MSR II Properties” and together with the Initial MSR II Properties, collectively, the “MSR II Properties”) and all books, records, data, rental history, property and tenant files, and rent rolls associated therewith. Sellers shall provide notice (such notice being the “Eligible Property Notice”) to Buyer identifying all Seller Acquired Properties (whether acquired prior to or after the Second Closing Notice) that were not Additional Properties as of the Second Closing Notice and such other single family homes that may be eligible as Additional Properties (subject to review by Buyer in accordance with Article 4) in the Final Closing no later than the Outside Notice Date.

2.2 No Financing Contingency. Other than the Seller Financing more particularly described in Section 2.3, Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not in any way conditioned upon obtaining new financing for any of the amounts payable by Buyer hereunder.

2.3 Seller Financing. Sellers (or their respective designated affiliates) will, upon the applicable Closing and in connection with the payment of the Recalculated Purchase Price, if any, provide the Seller Financing to Buyer on the terms described in the Seller Financing Documents.

ARTICLE 3 PURCHASE PRICE

3.1 Purchase Price.

(a) The total price payable for the Properties subject to each Closing (the “Closing Purchase Price”) shall be equal to the lesser of (i) 112.5% of the aggregate broker’s price opinion (provided by Sellers to Buyer prior to the applicable Closing) for all of the Properties subject to such Closing (the “Closing BPO Purchase Price”) and (ii) an amount equal to (x) the aggregate Gross Annual Rent, less the aggregate 2016 property tax (with exemptions removed) and the aggregate 2016 HOA fees, in each case, for all of the Properties subject to such Closing as of the applicable Closing Date divided by (y) 8.84% (the “Closing

Date Yield Price”). Following the determination of the Closing Purchase Price, each Property subject to such Closing shall be allocated a portion of the Closing Purchase Price (the “Property Purchase Price”) based on the proportion that the broker’s price opinion with respect to such Property bears to the aggregate broker’s price opinions with respect to all of the Properties subject to such Closing, which Property Purchase Price may be adjusted based on the Recalculated Purchase Price, if applicable; with respect to the Initial Properties, such allocations are set forth on Schedule 1 attached hereto. For purposes of this Agreement, the broker instructions to be used to obtain all “broker’s price opinions” used to calculate the Purchase Price or any portion thereof are set forth on Exhibit J attached here. The Closing Purchase Price for the Initial Closing is One Hundred Six Million Five Hundred Five Thousand Two Hundred Forty-One Dollars and 75/00 ($106,505,241.75), which is a Closing Date Yield Price.

(b) If the Purchase Price with respect to any Closing is the Closing BPO Purchase Price, then prior to the earlier of (i) the date of the securitization of the Seller Financing and (ii), if no such securitization has occurred, June 30, 2018, Sellers, at their sole expense, shall obtain updated broker’s price opinions dated within one (1) month of the securitization or June 30, 2018, as applicable, with respect to all of the Properties acquired by Buyer, and the total price payable for all of the Properties acquired by Buyer shall be recalculated as the lesser of (x) 112.5% of such updated aggregate broker’s price opinions for all of the Properties acquired by Buyer and (y) an amount equal to the aggregate original Closing Date Yield Prices (such lesser amount, the “Recalculated Purchase Price”).

(c) Only if the Recalculated Purchase Price with respect to all of the Properties acquired by Buyer exceeds the aggregate of all of the Closing Purchase Prices paid by Buyer in connection with all of the Closings (any such excess, the “Purchase Price Adjustment”), (i) Buyer shall pay to Sellers an amount equal to 25% of the Purchase Price Adjustment within ten (10) business days following the determination of the Purchase Price Adjustment, (ii) concurrently with Sellers’ receipt of such payment, the amount of the Seller Financing shall be increased by an amount equal to 75% of the Purchase Price Adjustment, (iii) each Property Purchase Price will be recalculated based on the Recalculated Purchase Price (as allocated in proportion to the updated broker’s price opinions) and (iv) the parties shall deliver such documents as may be reasonably required by the Title Company to increase the mortgagee and owner’s title insurance policies by an amount equal to the Purchase Price Adjustment.

3.2 Payments. In consideration of the sale of the Properties to Buyer, Buyer shall pay to the applicable Seller the Purchase Price as follows:

(a) Non-Refundable Deposit.

(i) Buyer has deposited with Escrow Agent an amount equal to Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) (the “Initial Non-Refundable Deposit”) in consideration of the exclusivity granted to Buyer with respect to the Initial Properties and the agreement of Sellers to acquire homes to be sold to Buyer in the Initial Closing and the Second Closing. Concurrently with Buyer’s notice to Sellers of the Final Closing Date, Buyer shall deposit with Escrow Agent an amount equal to One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (together with the Initial Non-Refundable

Deposit, collectively, the “Non-Refundable Deposit”). The Escrow Agent shall be instructed to disburse the Non-Refundable Deposit in accordance with Section 3.2(a)(ii) and (iii).

(ii) The Non-Refundable Deposit shall be applied as follows: $210,000 will be applied to the Purchase Price of the Initial Properties, $315,000 will be applied to the Purchase Price of the Additional Properties sold at the Second Closing and $175,000 will be applied to the Purchase Price of the Additional Properties sold at the Final Closing.

(iii) The Non-Refundable Deposit shall be non-refundable; provided, however, if the Second Closing does not occur prior to June 29, 2017, or if the Final Closing does not occur on or prior to the Final Closing Date, in each case, due solely to (A) the failure of Sellers to provide the Seller Financing or (B) the default by any Seller of such Seller’s obligations under this Agreement (on a non-crossed basis as between Sellers) (each the foregoing being a “Seller Failure”) or if a Seller has not sent the Second Closing Notice by May 31, 2017 in respect of the Second Closing or the Final Closing Notice by the Final Closing Notice Date in respect of the Final Closing, then Buyer shall have the rights (on a non-crossed basis as between Sellers) provided in Section 6.1(b)(ii).

(b) Breakage Cost Deposit. Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) shall be paid by Buyer as follows: (i) Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000.00) shall be deposited with Escrow Agent concurrently with the execution of this Agreement by Buyer and Sellers and shall be applied to the Purchase Price of the Additional Properties sold at the Second Closing or paid pursuant to Section 6.1(b) and (ii) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) shall be deposited with Escrow Agent by Buyer concurrently with Buyer’s notice to Sellers of the Final Closing Date and shall be applied to the Purchase Price of the Additional Properties sold at the Final Closing or paid pursuant to Section 6.1(b) (such amounts, when paid by Buyer as described in the foregoing, the “Breakage Cost Deposit”).

(c) Cash at Closing. The Purchase Price for the applicable Properties shall be payable at each Closing as follows:

(i) The portion of the Non-Refundable Deposit and the Breakage Cost Deposit allocated to such Closing in accordance with Sections 3.2(a) and 3.2(b) shall be applied to the applicable Purchase Price at such Closing;

(ii) Subject to the apportionments, reductions, prorations and other credits provided for in this Agreement (including pursuant to Sections 2.3, 5.1(a), 5.1(c), 5.2, 5.7 and 5.9) and as set forth in the applicable Closing Statement, the Cash Portion (after deducting the amounts set forth in the applicable Closing Statement, including, without limitation, the portion of the Non-Refundable Deposit and the Breakage Cost Deposit allocated to such Closing) shall be paid by Buyer in immediately available funds first to the Indemnity Escrow Agent (pursuant to Section 3.2(c)(iv) below) and then the balance to the applicable Seller(s);

(iii) 75% of the applicable Purchase Price shall be paid by proceeds from the Seller Financing; and

(iv) From the payment described in Section 3.2(c)(ii) above, Buyer shall deposit the Indemnity Escrow Amount with the Indemnity Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Indemnity Escrow Agent. The Indemnity Escrow Agent will be required to release the Indemnity Escrow Funds in accordance with the applicable Indemnity Escrow Agreement.

(d) Allocation Between Sellers. The Non-Refundable Deposit, Breakage Cost Deposit, Cash Portion and Seller Financing with respect to each Closing shall be allocated between Sellers based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregate Property Purchase Prices of the MSR II Properties with respect to such Closing, or, in the event that a Closing does not occur, such amounts shall be allocated between Sellers based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregate Property Purchase Prices of the MSR II Properties acquired by Buyer in all previous Closings.

ARTICLE 4 DUE DILIGENCE

4.1 As Is Sale. Buyer acknowledges and agrees as follows: (a) prior to Buyer’s execution of this Agreement, Buyer has conducted or was given an opportunity to conduct such Due Diligence with respect to the Initial Properties as Buyer deemed necessary or appropriate; (b) except for Sellers’ Warranties, the Properties shall be sold, and Buyer shall accept the Properties on the applicable Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS,” and except as otherwise expressly provided herein Buyer for itself and to the extent permitted by law for its successors and assigns hereby waives, releases and discharges Sellers of any Liabilities; (c) except for Sellers’ Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Properties or the results of Buyer’s Due Diligence; and (d) except for Sellers’ Warranties or any other obligation of Sellers which expressly survives the applicable Closing, upon which Buyer has relied in making Buyer’s decision to purchase the Properties, Buyer has independently confirmed to its satisfaction all information that it considers material to its purchase of the Properties or the Transactions.

4.2 Due Diligence Period.

(a) With respect to each Seller Acquired Property that has been renovated, Sellers shall provide Buyer a written notice (which may be provided via electronic mail to Buyer’s designated representative identified on Schedule 7) of completion (each such notice, a “Notice of Completion”). Within ten (10) business days after its receipt of each Notice of Completion, Buyer shall respond to Sellers in writing identifying any Properties that do not, in its reasonable opinion (or the reasonable opinion of its representatives or agents), meet the RESI Criteria or satisfy all the RESI Specs. Sellers may cure any such defect prior to the applicable Seller Closing Notice, but acknowledge and agree that any home that does not meet the RESI Criteria and satisfy all the RESI Specs shall not, unless otherwise agreed by Buyer and Sellers, be an eligible Additional Property. For the avoidance of doubt, no home that is rejected by Buyer for failure to meet any RESI Criteria or RESI Spec shall be deemed a “Due Diligence Kick-Out Property” for purposes of this Section 4.2 or may be included in a Seller Closing

Notice, unless otherwise agreed by Buyer and Seller. If any Notice of Completion or group of Notices of Completion received during any three (3) business day period relates to 100 or more Properties, then Buyer shall have twenty (20) business days (rather than ten (10) business days) to respond to Sellers. Sellers shall cooperate with Buyer in facilitating the foregoing inspection by Buyer. Notwithstanding the foregoing, if an Additional Property was (i) acquired from a third-party prior to the Second Closing Notice in respect of the Second Closing or the Final Closing Notice Date in respect of the Final Closing and was Stabilized at the time of such acquisition (a “Current Tenanted Property”) and (ii) Buyer has not inspected such Current Tenanted Property to confirm compliance with the Renovation Standards, RESI Criteria and RESI Specs, Buyer and Sellers agree (w) that no Notice of Completion shall be required to be provided regarding such Current Tenanted Property, (x) Sellers shall be entitled to include such Current Tenanted Property in the applicable Seller Closing Notice, (y) prior to the applicable Closing, Buyer shall have the right to reject such Current Tenanted Property and (z) during the Representation Sunset Period, Buyer shall have the right to require the applicable Seller to repurchase such Current Tenanted Property, if such Current Tenanted Property does not comply with the Renovation Standards, RESI Criteria or the RESI Specs. Furthermore, any Current Tenanted Property that Buyer (i) rejects pursuant to subsection (y) above shall not reduce the number of Due Diligence Kick-Out Properties available to Buyer pursuant to Section 4.2(c) or (ii) requires Seller(s) to repurchase pursuant to subsection (z) above shall not be affected by the Materiality Threshold, the Liability Threshold or the Liability Cap, and any such repurchase will not be deemed to be an indemnification obligation under this Agreement and shall not reduce the Liability Cap. Likewise, any prepayment premiums, interest shortfalls, spread maintenance payments, breakage costs or similar amounts related to any Current Tenanted Property required to be paid by Buyer under any Seller Financing Document in connection with Buyer obtaining a release from the Seller Financing that is related to any Property that Sellers are required to repurchase pursuant to subsection (z) above shall be paid by Sellers. Notwithstanding the foregoing, with respect to any tenanted Additional Property that does not qualify as a Current Tenanted Property (an “Occupied Property”), Sellers shall give written notice to Buyer of any Occupied Property thirty (30) days before such Occupied Property is eligible to be included in a Seller Closing Notice. Within thirty (30) days after its receipt of such notice, Buyer shall respond to Sellers in writing identifying any Occupied Properties that do not, in its reasonable opinion (or the reasonable opinion of its representatives or agents), meet the RESI Criteria or satisfy all the RESI Specs. Sellers may cure any such defect prior to including in the applicable Seller Closing Notice, but acknowledge and agree that any home that does not meet the RESI Criteria and satisfy all the RESI Specs shall not, unless otherwise agreed by Buyer and Sellers, be an eligible Additional Property. Sellers shall cooperate with Buyer in facilitating the inspection of the Occupied Properties by Buyer. If Buyer does not respond within such thirty (30) day period such Occupied Properties may be included by Sellers in a Closing Notice. If Buyer confirms that such Occupied Properties meet the RESI Criteria and satisfy the RESI Specs, such Occupied Properties shall be included by Sellers in a Seller Closing Notice. If an Occupied Property cannot reasonably be inspected within the thirty (30) day period, it shall not be included in the applicable Seller Closing Notice. Any disputes as to whether an Occupied Property meets the RESI Criteria or satisfies the RESI Specs shall be subject to the dispute resolution process set forth in subsection (c)(iv) below.

(b) Buyer shall have a period beginning on the date of the delivery of the Seller Closing Notice, with respect to each subsequent Closing, and, in each case, ending on the date that is five (5) business days prior to the applicable Closing Date (the “Due Diligence Period”) to review the applicable Properties with respect to such Closing and to review the books and records, title reports and leases relating to such Properties and to perform any other inspections or testing deemed necessary or appropriate by Buyer. Sellers agree to deliver to Buyer and its agents substantially all of the information and documentation described on Schedule 6 attached hereto, with respect to the Additional Properties, concurrently with the delivery of the Seller Closing Notice with respect to such Properties. All due diligence costs and expenses, including the cost related to obtaining third party reports, shall be paid by Buyer.

(c)    (i) If prior to the end of the Due Diligence Period, Buyer identifies one or more Properties with respect to the applicable Closing (A) that it for any reason or no reason chooses not to purchase, then to the extent that the aggregate Property Purchase Prices of such affected Properties do not exceed an aggregate of two and one-half percent (2.5%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the VMP Transaction and two and one-half percent (2.5%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the MSR II Transaction, Buyer shall have the right (on a non-crossed basis as between Sellers) to promptly notify VMP or MSR II, as applicable, in writing of such Property or Properties identified (each such Property, a “Due Diligence 2.5% Kick-Out Property”) and (B) that, in Buyer’s reasonable discretion, do not satisfy the Property Representations to an extent that exceeds the Materiality Threshold, then to the extent that the aggregate Property Purchase Prices of such affected Properties do not exceed seven and one half percent (7.5%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the VMP Transaction and seven and one-half percent (7.5%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the MSR II Transaction, Buyer shall have the right (on a non-crossed basis as between Sellers) to promptly notify VMP or MSR II, as applicable, in writing of such Property or Properties identified (each such Property, a “Due Diligence 7.5% Kick-Out Property” and, together with any Due Diligence 2.5% Kick-Out Property, collectively, the “Due Diligence Kick-Out Properties” or individually, a “Due Diligence Kick-Out Property”). For the avoidance of doubt, the number of Properties that Sellers are committed to offer (or make a good faith effort to offer, subject to market conditions, as the case may be) for sale to Buyer at each Closing shall be reduced by the number of Due Diligence 2.5% Kick-Out Properties that otherwise meet the RESI Specs and comply with the RESI Criteria but that are nevertheless identified by Buyer for removal from the applicable Transaction with respect to such Properties pursuant to this Section 4.2(c)(i).

(ii) Buyer shall be required to deliver notice (the “Diligence Kick-Out Notice”) indicating the Due Diligence Kick-Out Property or Properties promptly upon such identification, but in no event later than the end of the Due Diligence Period with respect to the applicable Closing. Buyer shall have the right, at its sole election exercisable by written notice to the applicable Seller on or before the applicable Closing Date, (1) to exclude any or all Due Diligence 2.5% Kick-Out Properties from the applicable Closing of either the VMP Transaction or MSR II Transaction for any reason, as applicable, and (2) in the event that the applicable Seller has failed to cure the matters identified by Buyer in the Diligence Kick-Out Notice on our prior to the applicable Closing Date, to exclude any or all Due Diligence 7.5% Kick-Out

Properties with uncured matters that exceed the Materiality Threshold from the applicable Closing of either the VMP Transaction or MSR II Transaction, as applicable. Upon Buyer’s exclusion of one or more Due Diligence Kick-Out Properties, (x) the applicable Purchase Price with respect to the Closing of the VMP Transaction or MSR II Transaction, as applicable, shall decrease by the aggregate Property Purchase Prices of such excluded Due Diligence Kick-Out Properties, and (y) the Seller Financing shall be reduced by seventy five percent (75%) of the aggregate Property Purchase Prices of the Due Diligence Kick-Out Properties. For the avoidance of doubt, Buyer’s right to exclude Due Diligence Kick-Out Properties under this Section 4.2 shall be limited to an aggregate amount of Properties with aggregate Property Purchase Prices that do not exceed ten percent (10%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the VMP Transaction and ten percent (10%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the MSR II Transaction.

(iii) Notwithstanding subclause (i), in the event that Buyer identifies, prior to the end of the applicable Due Diligence Period, Due Diligence Kick-Out Properties with aggregate Property Purchase Prices that exceed ten percent (10%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the VMP Transaction or ten percent (10%) of the aggregate Purchase Price with respect to the then current and all preceding Closings of the MSR II Transaction, then Buyer may, as its sole remedy, terminate this Agreement (on a non-crossed basis as between Sellers) and (x) neither Buyer nor the applicable Seller shall have any further obligation with respect to such Transaction and (y) the applicable Seller shall be entitled to retain the portion of the Non-Refundable Deposit allocable to such terminated Transaction, together with any interest earned thereon.

(iv) Any dispute between Sellers and Buyer as to whether a Property satisfies the RESI Criteria or the RESI Specs pursuant to Section 4.2(a), shall in each case be decided by a panel of three (3) real estate brokers who are each qualified and have not less than five (5) years’ experience in the applicable market where the Property is located. In order to dispute Buyer’s determination that a Property does not satisfy the RESI Criteria and/or the RESI Specs, the applicable Seller must provide written notice to the Buyer’s Representative identifying each Property Seller believes (contrary to Buyer’s opinion) satisfies the RESI Criteria and all of the RESI Specs. Within two (2) business days of Seller’s delivery of such notice, the applicable Seller shall select one (1) real estate broker, Buyer shall select one (1) real estate broker and, within two (2) additional business days thereafter, the two (2) real estate brokers selected by the applicable Buyer and Seller shall select the third real estate broker. Within five (5) business days of the formation of the three real estate broker panel, such panel shall determine if the applicable Property satisfies the RESI Criteria and all of the RESI Specs. The decision of the majority of such real estate broker panel shall be final and binding upon the parties, with the cost of such brokers being borne by the party advocating the position not adopted by a majority of the brokers. If the panel does not provide its decision to the applicable Buyer and Seller by the earlier of (i) the time period specified above or (ii) two (2) business days prior to the end of the applicable Due Diligence Period, then the Buyer’s determination shall control and the applicable Property shall not be an eligible Additional Property, shall not be included in the applicable Closing Notice and shall not be deemed a “Due Diligence Kick-Out Property” for purposes of Section 4.2, and the cost of the brokers shall be borne half by Buyer and half by the applicable Seller.

4.3 Release from Liability. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT: (1) UPON EACH CLOSING, BUYER ASSUMES, FROM AND AFTER THE APPLICABLE CLOSING DATE, (A) THE RISK OF ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS THAT MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS, (B) THE RISK OF CHANGES IN THE ENVIRONMENTAL REQUIREMENTS OR OTHER APPLICABLE LAWS AND REGULATIONS ON OR AFTER THE APPLICABLE CLOSING DATE RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS, AND (C) THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION; AND (2) BUYER ACKNOWLEDGES AND AGREES THAT AS OF THE APPLICABLE CLOSING IT HAD THE OPPORTUNITY TO INSPECT MATTERS RELATED TO THE APPLICABLE PROPERTIES, OBSERVE THE PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS OF SUCH PROPERTIES AND THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF SUCH PROPERTIES, ANY REAL PROPERTY AND ADJACENT AREAS AS BUYER DEEMED NECESSARY. EXCEPT (X) AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, (Y) FOR FRAUDULENT OR WILLFUL MISREPRESENTATION OR WILLFUL MISCONDUCT BY ANY SELLER OR ANY OF THE SELLER PARTIES OR (Z) FOR BREACH OF THIS AGREEMENT OR ANY CLOSING DOCUMENT BY ANY SELLER PARTY, BUYER HEREBY WAIVES AND FOREVER RELEASES AND DISCHARGES SELLER PARTIES FROM ANY AND ALL RIGHTS, CLAIMS, OBJECTIONS, COMPLAINTS AND DEMANDS, AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN, AND WHETHER ARISING BEFORE OR AFTER THE APPLICABLE CLOSING DATE, THAT BUYER HAS NOW OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC, LEGAL OR OTHER CONDITION OF THE APPLICABLE PROPERTIES, INCLUDING ANY OBLIGATIONS OF ANY SELLER UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL COMPLIANCE STATUS OF ANY PROPERTY, AND INCLUDING ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (CERCLA), THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA), OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ALL TITLE OR OTHER DUE DILIGENCE MATTERS DESCRIBED ABOVE IN THIS SECTION OR ANY OTHER PROVISIONS OF THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, BUYER WAIVES THE BENEFITS OF ANY LAW THAT GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY IT, MAY HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.

4.4 Acknowledgment. Buyer and Sellers each acknowledge and agree that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that neither Sellers nor Buyer, as applicable, would have agreed to enter into any portion of the Transaction for the applicable purchase price without the disclaimers and other agreements set forth above.

ARTICLE 5 ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at each applicable Closing:

5.1 Rent.

(a) All Rents payable under the Leases, Housing Assistance Payments and any other revenues derived from the operation of the Properties, including revenues derived from other miscellaneous income and collected by or on behalf of any Seller prior to the applicable Closing Date shall be prorated between Sellers and Buyer as of the applicable Proration Date. Sellers shall be entitled to such Rents, Housing Assistance Payments and other revenues attributable to any period prior to but not including the applicable Proration Date. Buyer shall be entitled to such Rents, Housing Assistance Payments and other revenues attributable to any period on and after the applicable Proration Date. Rents not collected as of the applicable Closing Date shall not be prorated at the time of such Closing. If, after any Closing, any Seller receives any Rents, Housing Assistance Payment or other revenue attributable to any period on or after the applicable Closing Date for which Buyer did not receive a credit against the Purchase Price at such Closing, such Seller agrees to hold such Rents, Housing Assistance Payments or other revenue in trust for Buyer and deliver the amount thereof to Buyer within two (2) business days after receipt thereof, which obligation of Sellers shall survive such Closing.

(b) After each Closing, Buyer shall request the Property Manager to use commercially reasonable efforts for a period of ninety (90) days (which shall not require institution of any Action) to collect on each Seller’s behalf any Rents for any period prior to the applicable Closing Date and not collected as of such Closing Date, and to tender the same to such Seller upon receipt; provided, however, that all Rents collected by Buyer on or after any Closing Date from any Tenant owing Rents at such Closing shall be applied (i) first, to Buyer’s reasonable cost of collection, (ii) second, to Rents due for the month in which such payment is received by Buyer, (iii) third, to any Rents or other amounts owed by such Tenant attributable to any period after the applicable Closing which are past due on the date of receipt, and (iv) the balance (if any) to the applicable Seller, but only to the extent of amounts actually owed to such Seller by such Tenant.

(c) Any Advance Rents payable under the Leases for the applicable Properties with respect to the applicable Closing for the period following such Closing Date shall be credited by Sellers to Buyer on the applicable Closing Date such that the Cash Portion paid by Buyer in accordance with Section 3.2(c) shall be proportionally reduced. Schedule 5 sets forth the Advance Rents with respect to the Initial Closing; with respect to any subsequent Closings, Sellers shall provide a schedule of the applicable Advance Rents for each such Closing at least two (2) business days prior to the applicable Closing Date, which such schedule shall set forth the applicable Advance Rents with respect to such Closing for the period ending five (5) business days prior to such Closing.

(d) After the applicable Closing, (i) Buyer shall have an exclusive right to collect the Rents due to each Seller and any other amounts due to any Seller under the Leases for the applicable Properties with respect to such Closing, and (ii) Sellers shall have no right to pursue claims against any Tenant in occupancy at or after the applicable Closing or other party for sums due with respect to any period prior to the applicable Closing Date unless such party is no longer occupying any Property pursuant to any Lease.

5.2 Security Deposits. As permitted by Law, any security deposits held by any Seller or any third party property manager retained by any Seller Party with respect to the Properties (collectively, the “Security Deposits”) shall be transferred to Buyer at the applicable Closing. To the extent the Law precludes a transfer of any such Security Deposit, an amount equal to such Security Deposits that may not be transferred will be credited by Sellers to Buyer on the applicable Closing Date such that the cash consideration paid by Buyer in accordance with Section 3.2(c) shall be proportionally reduced.

5.3 Real Estate Taxes and Other Taxes. Buyer assumes and agrees to pay so much of the real estate taxes and other taxes in respect of the applicable Properties related to the applicable Closing assessed for and first becoming a lien during the calendar year in which such Closing occurs (the “Current Year Taxes”) as shall be allocable to Buyer by proration (based upon the number of days in such calendar year on and after such Closing Date). Sellers shall pay (a) all delinquent real estate taxes as of the applicable Closing Date and (b) so much of the Current Year Taxes as shall be allocable to Sellers by proration (based upon the number of days in such calendar year prior to the applicable Closing Date). Any Taxes which are payable in the calendar year in which a Closing occurs but are not due and payable at the time of such Closing and the portion of the Current Year Taxes not assumed by Buyer hereunder shall be allocated to Buyer as a credit against the Purchase Price at such Closing. If the Current Year Taxes with respect to any Property related to the applicable Closing have not been set at such Closing Date, the present tax rate and the 2016 assessed valuation shall be used for the purposes of making the adjustments at such Closing under this paragraph and the parties shall re-prorate within thirty (30) days following receipt of the actual final tax bill or, if such date occurs after receipt of the actual final tax bill, in connection with the Final Settlement. Notwithstanding any of the foregoing to the contrary, each Seller shall have the right to prosecute (with Buyer’s reasonable cooperation after the applicable Closing, at no expense or liability to Buyer) and retain any recovery in connection with any tax appeals or contests with respect to taxes assessed against the Properties for tax periods prior to the applicable Closing Date provided such recovery action will not result in a deferral of taxes or reassessment against the Properties that negatively affects Buyer.

5.4 Special Assessments. Sellers shall pay all installments of special assessments due and payable in respect of the Real Properties prior to the applicable Closing Date, and Buyer shall pay all installments of special assessments in respect of the Real Properties due and payable on and after each such Closing Date; provided, however, if such special assessment is payable during the calendar year in which the applicable Closing occurs, then the parties shall agree to prorate such special assessments equitably according to the parties’ respective periods of ownership.

5.5 Operating Expenses. Operating expenses for the Properties, including any and all charges of HOAs, municipal utility district charges and the like or any other payables (collectively, “Operating Expenses”), shall be prorated as of the applicable Proration Date. Sellers shall pay all Operating Expenses attributable to the period prior to the applicable Proration Date (except for those Operating Expenses payable by Tenants), and Buyer shall pay all Operating Expenses attributable to the period on or after the applicable Proration Date. For those Operating Expenses reimbursable by Tenants in accordance with the Leases but only to the extent such reimbursements are actually collected by Sellers from the Tenants, the parties shall use the most recent Tenant Reimbursement Statement set forth on Schedule 4 attached hereto for the purpose of making adjustments under this Section 5.5 with respect to the Initial Closing. Sellers shall provide updated Tenant Reimbursement Statements for each subsequent Closing at least two (2) business days prior to the applicable Closing Date, which such Tenant Reimbursement Statements shall set forth the relevant information for the period ending five (5) business days prior to such Closing. To the extent that the amount of actual consumption of any utility services is not determined prior to the applicable Closing Date, a proration shall be made at such Closing based on the average consumption over the preceding six (6) month period. With respect to any Operating Expenses for which a reading, invoice or bill is not obtained as of the applicable Closing, the parties shall re-prorate within thirty (30) days following receipt of the initial reading, invoice or bill after such Closing or, if such date occurs after receipt of the initial reading, invoice or bill, in connection with the Final Settlement. Sellers shall receive a credit from Buyer at the applicable Closing toward any deposits any Seller has with any of the utility or service companies servicing the Properties that are transferred to Buyer.

5.6 Prepaid Expenses. Buyer shall reimburse Sellers at the applicable Closing for all prepaid expenses relating to the Properties which (i) were paid pursuant to Contracts to remain outstanding following such Closing Date or (ii) were paid pursuant to insurance policies to remain outstanding following such Closing Date, if any, to the extent such expenses are attributable to the period commencing on such Closing Date or thereafter (and documentation of such prepayment shall be provided by Sellers to Buyer prior to such Closing).

5.7 Other Customary Prorations. Unless otherwise agreed by the parties in writing, all other items customarily prorated in connection with sales of rental housing properties similar to the Properties in the applicable Markets shall be prorated as of the applicable Proration Date.

5.8 Closing Costs. Closing costs at each Closing shall be allocated between Sellers and Buyer as follows:

(a) All closing costs for transfer taxes, sales taxes and bulk sales taxes, shall be paid by the party customarily responsible for such costs in each Market where the applicable Property is located.

(b) All fees and expense, including legal fees, associated with the formation of the entities for the Second Closing and the Final Closing (e.g., borrowers, equity owners and borrower TRS); the merger of such entities with the entities formed for the Initial Closing; associated filing and state qualification expenses; UCC filings; borrower’s counsel opinions (including local counsel in each applicable state); and preparations and recording of confirmatory deeds and any transfer taxes in connection with such merger (which obligations shall survive each Closing) shall be paid by Sellers.

(c) All reasonable and customary costs related to origination of the Seller Financing, including any costs related to mortgaging the Properties, mortgage recording taxes and any premiums related to obtaining new lender’s insurance policies shall be paid by Buyer, provided that Sellers shall pay the first $65,000 of the incremental title insurance costs resulting from requiring three (3) separate borrowers for the Seller Financing relating to each Closing and any amendments and restatements of the Seller Financing Documents in connection with the securitization or any other combination of the Seller Financing and the balance of such incremental title insurance costs shall be paid one-half by Buyer and one-half by Seller. The estimate of such incremental title insurance costs as of the date hereof is set forth on Schedule 5.8(c).

(d) The excess of (i) actual lender counsel fees for the Second Closing and the Final Closing and the combination of the three (3) loan agreements over (ii) the estimated lender counsel fees for an amendment and restatement of a single loan agreement, shall be paid one-half by Buyer and one-half by Sellers.

(e) All costs related to obtaining new owner’s title insurance policies shall be paid by Buyer; provided that if Buyer elects to obtain new simultaneously issued owner’s title insurance policies in connection with any amendments or restatements of the Seller Financing Documents in connection with securitization or any combination of the Seller Financing, Buyer shall only be required to pay the incremental cost of such new simultaneously issued owner’s title insurance policies over the cost of obtaining separate lender’s title insurance policies in connection with such amendments or restatements of the Seller Financing Documents. The balance of the costs of the owner’s and lender’s title insurance policies shall be paid in accordance with Section 5.8(c).

(f) All Real Property Settlement Costs shall be paid by the party customarily responsible for such costs in each applicable state; provided, however, that the following costs shall be paid one-half by Buyer and one-half by Sellers: (i) any net increase in Real Property Settlement Costs resulting from the three-closing structure under this Agreement and the three (3) separate borrowers for the Seller Financing relating to each Closing and any amendments and restatements of the Seller Financing Documents in connection with the securitization or any other combination of the Seller Financing (as opposed to three separate and distinct purchase and sale agreements) which exceed the Real Property Settlement Costs that would have resulted from having three separate and discrete transactions (taking into account both additional costs and cost savings from the three-closing structure), (ii) all Real Property Settlement Costs resulting from the Recalculated Purchase Price feature, and (iii) all Real Property Settlement Costs incurred in connection with compliance with securitization or any other combination of the Seller Financing requirements including, without limitation, any amendments and restatements to the Seller Financing Documents; all Real Property Settlement Costs payable by Sellers shall be shared by each Seller pro rata based upon the percentage that the aggregate of the Property Purchase Prices of Properties sold to Buyer by such Seller in connection with the Transactions bears to the aggregate of the Property Purchase Prices of all Properties sold to Buyer by Sellers in connection with the Transactions.

(g) The cost payable to the Escrow Agent in connection with the Non-Refundable Deposit and the Breakage Cost Deposit shall be paid one-half by Buyer and one-half by Sellers.

(h) The cost payable to the Indemnity Escrow Agent in connection with each Indemnity Escrow Agreement shall be paid one-half by Buyer and one-half by Sellers.

(i) Except as otherwise expressly set forth herein, Buyer and Seller shall each be solely responsible for all of its own fees of any attorneys, consultants or advisers retained or engaged by such party.

(j) The cost of the Fairness Opinion shall be paid one-half by Buyer and one-half by Sellers.

(k) Unless otherwise agreed by the parties in writing, all other closing costs shall be paid by the party customarily responsible for such costs in connection with sales of rental housing properties similar to the Properties in the applicable Markets, or if the parties cannot ascertain or agree with respect to any such custom, such costs shall be paid one-half by Buyer and one-half by Sellers.

5.9 Calculation of Adjustments and Prorations.

(a) Closing Statement. Subject to Section 5.8, all revenues, taxes and other property expenses will be appropriately prorated at the applicable Closing between Buyer and the applicable Seller as of the applicable Proration Date. No later than ten (10) days prior to the applicable Closing Date, Sellers shall deliver to Buyer a draft of Sellers’ good faith estimate of the prorations and adjustments required by this Agreement, together with an updated Rent Roll and all other back up information reasonably necessary for Buyer to review such draft. All prorations and adjustments may be updated on or prior to the applicable Closing Date as mutually agreed between Sellers and Buyer. A copy of such schedule of prorations and adjustments shall be executed by Sellers and Buyer at each applicable Closing (the “Closing Statement”) (it being understood that each Closing Statement shall be subject to adjustment pursuant to Section 5.9(b)).

(b) Final Settlement. A final settlement (the “Final Settlement”) of Closing prorations and adjustments with regard to all of the Closings shall take place, subject to the dispute resolution provision below, no later than one hundred and twenty (120) days following the Final Closing or the last Closing, as applicable (provided in no event shall the prorations and adjustments with regard to all the Closings take place later than March 30, 2018).    Concurrently therewith, if the Corrected Closing Date Aggregate Yield Price Adjustment is greater than zero, the Sellers shall make a payment to Buyer in an amount equal to the amount by which the Corrected Closing Date Aggregate Yield Price Adjustment exceeds zero and if the Corrected Closing Date Aggregate Yield Price Adjustment is less than zero, the Buyer shall make a payment to Sellers in an amount equal to the amount by which the Corrected Closing Date Aggregate Yield Price Adjustment is less than zero; any amount to be paid by one party to the other shall appear as a line item on the Final Statement (as defined below), but in no event shall such settlement alter any Purchase Price adjustments in connection with the Final Settlement.

Within ninety (90) days after the Final Closing, Buyer shall deliver a schedule of the prorations and adjustments (the “Final Statement”) to Sellers setting forth Buyer’s good faith determination of all adjustments to the applicable Closing Statement it believes are necessary to correct the prorations and adjustments as reflected in such Closing Statement, which Final Settlement shall be accompanied with reasonable supporting information. For a period of thirty (30) days after receipt of the Final Statement and supporting information, Sellers shall have the right to review the Final Statement and supporting information, and Buyer shall reasonably cooperate with Sellers to make available to Sellers all underlying work papers and relevant books and records related to the Properties. Sellers shall have the right to notify Buyer in writing that it seeks an adjustment in the Final Statement (a “Disputed Items Notice”), identifying the items that it seeks to adjust (the “Disputed Items”) and the reasons therefor. Sellers and Buyer shall use good faith efforts to attempt to resolve any Disputed Items promptly. If Sellers have not provided Buyer with a Disputed Items Notice within thirty (30) days after Sellers’ receipt of Buyer’s proposed Final Settlement or if Buyer and Sellers have not resolved all of the Disputed Items within ten (10) business days after delivery of the Disputed Items Notice by Sellers to Buyer, then Sellers and Buyer shall submit the Disputed Items to a mutually agreed nationally recognized accounting firm with experience in purchase price disputes, together with a proposal from each of Buyer and Sellers with a position of the amount in dispute and basis for such position. The determination of such accounting firm, which shall be the selection of one party’s position or the other made within twenty (20) days after submission, shall be final and binding upon Sellers and Buyer. Each of Buyer and Sellers shall pay one half of the cost and expense of any accounting firm engaged in accordance with this Section 5.9(b). Within ten (10) business days after the Final Statement is agreed to or otherwise becomes binding, the applicable Seller(s) shall pay to Buyer, or Buyer shall pay to the applicable Seller(s), as applicable, the amount to which it is entitled under the Final Statement.

ARTICLE 6 CLOSING

Buyer and Seller hereby agree that each Transaction shall be consummated as follows:

6.1 Closing Date.

(a) Each Closing shall occur on the applicable Closing Date through an escrow closing coordinated by the Title Company. Time is of the essence with respect to each Closing. The Initial Closing shall take place on the Initial Closing Date. The second closing (which shall be the first closing on the purchase of any Additional Properties), the related Seller Financing and the Property Management Agreement with respect to such Properties, including full payment of the Purchase Price with respect to such Properties (the “Second Closing”) shall take place on June 29, 2017. Sellers shall deliver (no earlier than April 30, 2017, and no later than May 31, 2017) written notice to Buyer stating that Sellers are prepared to consummate the Second Closing and provide the Seller Financing in connection therewith (such notice, which shall include a data tape of the Additional Properties to be sold pursuant to such Closing, the “Second Closing Notice”). The Final Closing shall occur on the Final Closing Date. No later than forty-five (45) days prior to the Final Closing Notice Date, Sellers shall deliver a written notice to Buyer stating that Sellers are prepared to consummate the Final Closing and provide the Seller Financing in connection therewith (such notice, which shall include a data tape of the Additional Properties to be sold pursuant to such Closing, the “Final Closing Notice”; each of the Final Closing Notice and the Second Closing Notice being a “Seller Closing Notice”). No Seller Closing Notice will include fewer than 500 homes with respect to the applicable Closing unless otherwise agreed in writing by Buyer.

(b) If the Second Closing has not occurred on June 29, 2017, or if the Final Closing has not occurred by the Final Closing Date (on a non-crossed basis as between the Transactions), or if either such Closing has occurred but all of the Additional Properties which are required to be purchased at such Closing pursuant to this Agreement are not so purchased (whether as a result of Buyer’s failure to purchase from Sellers such Additional Properties or as a result of Sellers’ failure to offer, or make a good faith effort to offer, as applicable, the requisite Additional Properties for purchase by Buyer, in each case, pursuant to Section 2.1(b)), (each of the foregoing, a “Failed Transaction”), then:

(i) if such Failed Transaction occurs for any reason other than as a result of (A) a Seller Failure, (B) a Seller not sending the Second Closing Notice by May 31, 2017, (C) Sellers not sending the Eligible Property Notice by the Outside Notice Date, or (D) to the extent there are Committed Additional Properties which have not been previously sold to Buyer, a Seller not sending the Final Closing Notice by the Final Closing Notice Date with respect to such unsold Committed Additional Properties, then (1) the allocated portion of the Non-Refundable Deposit for the portion of the Transaction that constitutes a Failed Transaction will be paid to the applicable Seller, together with any interest earned thereon, (2) Buyer shall reimburse the applicable Seller for (x) its costs and expenses, including, without limitation, reasonable attorneys’ fees incurred with respect to such Failed Transaction; provided that, in no event shall such reimbursable costs and expenses exceed, in the aggregate for all Transactions, Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) and (y) any breakage costs, fees and expenses (“Breakage Costs”) incurred by the applicable Seller, Amherst Holdings LLC or the underwriter of any securitization of the Seller Financing (a “Financing Party”) in connection with such Financing Party entering into hedging arrangements of the type customarily entered into in connection with floating rate securitizations for single family rental homes; provided that, in no event shall such reimbursable Breakage Costs exceed, in the aggregate for all Transactions, Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) which shall be paid from the Breakage Cost Deposit, with any excess portion of the allocated amount of the Breakage Cost Deposit over the actual Breakage Costs incurred being returned to Buyer, such foregoing amount being liquidated damages with respect to such Breakage Costs, which the parties acknowledge to be a fair calculation of the damages suffered by the Sellers with respect to such Breakage Costs and shall be Sellers’ sole and exclusive remedy with respect to such Breakage Costs, (3) Sellers shall be entitled to damages in an amount of Fourteen Thousand Five Hundred Dollars ($14,500.00) for each Committed Additional Property which is subject to a Failed Transaction (not including any Due Diligence Kick Out Properties associated with the Failed Transaction), which such amount is agreed by the parties to be liquidated damages with respect to such Failed Transaction and which the parties acknowledge to be a fair calculation of damages suffered by Sellers with respect to Buyer’s failure to purchase such Additional Properties and shall be Seller’s sole and exclusive remedy with respect to Buyer’s failure to purchase such Additional Properties, and (4) any remaining obligations of Seller with respect to such Transaction under this Agreement shall be terminated and Buyer shall have no further rights with respect to such Transaction under this Agreement; or

(ii) if such Failed Transaction occurs solely as a result of (A) a Seller Failure, (B) a Seller not sending the Second Closing Notice by May 31, 2017, (C) Sellers not sending the Eligible Property Notice by the Outside Notice Date, or (D) to the extent there are Committed Additional Properties which have not been previously sold to Buyer, a Seller not sending the Final Closing Notice by the Final Closing Notice Date with respect to such unsold Committed Additional Properties, then (1) the allocated portion of the Non-Refundable Deposit and the Breakage Cost Deposit for the portion of the Transaction that constitutes a Failed Transaction will be returned to Buyer, together with any interest earned thereon, (2) Buyer shall not be responsible for the payment of any additional Breakage Costs, (3) Buyer shall be entitled to damages in an amount of Fourteen Thousand Five Hundred Dollars ($14,500.00) for each Committed Additional Property which is subject to a Failed Transaction (not including any Due Diligence Kick Out Properties associated with the Failed Transaction), which such amount is agreed by the parties to be liquidated damages with respect to such Failed Transaction and which the parties acknowledge to be a fair calculation of damages suffered by Buyer with respect to such Seller’s failure to offer for sale to Buyer such Additional Properties and shall be Buyer’s sole and exclusive remedy with respect to Seller’s failure to offer for sale to Buyer such Additional Properties, and (4) any remaining obligations of Buyer with respect to such Transaction under this Agreement shall be terminated and Seller shall have no further rights with respect to such Transaction under this Agreement.

6.2 Payment of Purchase Price.

(a) Subject to all other terms and conditions of this Agreement, Buyer agrees to pay the applicable amount specified in Section 3.2 by delivery of the same to the Escrow Agent and the Indemnity Escrow Agent, as applicable, no later than 2:00 p.m., Eastern time on each Closing Date. In the event the Escrow Agent or the Indemnity Escrow Agent has not received the payment specified in Section 3.2 from Buyer by said time on the applicable Closing Date, but Buyer has initiated the wire to the Escrow Agent and the Indemnity Escrow Agent, as applicable, Seller shall extend such Closing to the next business day following such date, in which event the day that both the Escrow Agent and the Indemnity Escrow Agent receive their respective wires shall be deemed the “Closing Date” and the proration and adjustments under Article 5 shall be recomputed as of such extended Closing Date.

(b) On each Closing Date, the Indemnity Escrow Amount deposited with the Indemnity Escrow Agent by Buyer, as described in Section 3.2(c), shall be held by the Indemnity Escrow Agent in escrow (on a non-crossed basis with respect to each Seller) (the “Seller Indemnity Escrow”) to pay claims (on a non-crossed basis with respect to each Seller) with respect to any breach of Sellers’ Warranties under this Agreement with respect to such Closing, which such claims shall be allocated between Sellers based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregate Property Purchase Prices of the MSR II Properties with respect to such Closing. Ninety (90) days following each Closing Date, so long as there are no pending breach of representation or warranty claims that exceed thirty-three and 3/10ths percent (33.3%) of the applicable Indemnity Escrow Amount, the applicable Indemnity Escrow Amount in the Seller Indemnity Escrow shall be reduced by up to sixty-six and 7/10ths percent (66.7%) to a minimum of thirty-three and 3/10ths percent (33.3%) of the original Indemnity Escrow Funds with respect to the applicable Closing (based on such reduction) and such amount shall be released to Sellers in a proportion equal to the allocated amount of the Purchase Price paid to each Seller with respect to the applicable Closing. After three hundred sixty-five (365) days following each Closing Date, the excess, if any, of the remaining Indemnity Escrow Funds with respect to the applicable Closing and any pending breach of representation or warranty claims outstanding with respect to such Closing, if any, shall be released to Sellers in a proportion equal to the allocated amount of the Purchase Price paid to each Seller with respect to the applicable Closing.

6.3 Seller’s Closing Deliveries. Provided all conditions precedent to Sellers’ obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Sellers shall deliver or cause to be delivered at each Closing the following:

(a) Deed. A special or limited warranty deed (or local equivalent) with respect to each Property with respect to such Closing (a “Deed”) in a form customarily used in each Market, duly executed by the applicable Seller (or its subsidiary). Buyer and Sellers agree that, subject to the Title Company’s approval, a Deed may describe multiple Properties in the event multiple Properties being conveyed to the same entity are located in the same county.

(b) Assignment of Leases. An assignment and assumption of the applicable Leases with respect to such Closing, in the form of Exhibit G attached hereto and incorporated herein by this reference (an “Assignment of Leases”) duly executed by each Seller (or its subsidiary).

(c) Bill of Sale. A bill of sale relating to all personal property owned by Sellers (or their subsidiaries) which is located upon or attached to such Property and used exclusively in connection therewith in the form of Exhibit H attached hereto and incorporated herein by this reference (a “Bill of Sale”) duly executed by Sellers (or their subsidiaries).

(d) Rent Roll. A Rent Roll with respect to those Leases with respect to each Closing in effect on the applicable Closing Date attached hereto as Exhibit E. The Rent Roll related to each subsequent Closing shall be delivered five (5) business days prior to the applicable Closing Date.

(e) Non-Foreign Person Affidavit. A non-foreign person affidavit in the form of Exhibit B attached hereto and incorporated herein by this reference, executed and acknowledged by a duly authorized representative of each Seller (or its subsidiary).

(f) Evidence of Authority. Documentation satisfactory to Buyer and the Title Company to establish the due authorization of each Seller’s (or its subsidiary’s) sale of the applicable Properties with respect to each Closing and the authority of the signatory to this Agreement and the documents delivered by Seller pursuant to this Section 6.3 to execute the same on behalf of each Seller (or its subsidiary).

(g) Seller Financing. The Seller Financing Documents with respect to the Properties included in such Closing, executed by a duly authorized officer of each Seller where applicable.

(h) Closing Statement. The Closing Statement with respect to such Closing executed by a duly authorized officer of each Seller.

(i) Transfer Tax. All the transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the applicable Transaction, in each case, as prepared by Sellers or the Title Company.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company, or as may be mutually agreed upon by Buyer and Sellers to consummate the applicable Transaction and to allow for the issuance of mortgagee title insurance policies to Lender and new owner title insurance policies to Buyer, including an owner’s affidavit in the form attached as Exhibit I, and any state, county or municipal required disclosure, tax or otherwise.

(k) Termination of Existing Property Management Agreement. A termination of any existing property management agreement with respect to the applicable Properties with respect to such Closing, duly executed by all parties to the existing property management agreement.

(l) Keys. To the extent in each Seller’s (or its subsidiary’s) or its property manager’s possession or control and to the extent not previously delivered to Buyer, keys to all locks to the applicable Properties with respect to such Closing.

(m) Notices to PHAs and HOAs. Within fifteen (15) business days of each Closing, Sellers shall send notice letters to the PHAs, each taxing authority and any HOAs regarding the sale of the applicable Properties with respect to such Closing setting forth Buyer’s contact information (as provided by Buyer) and the applicable Closing Date, together with any completed and signed forms required from any Seller (or its subsidiary) by the PHAs (or taxing authority and HOAs, as applicable) to evidence the sale of the applicable Property and transfer the payment of all Housing Assistance Payments to Buyer.

(n) Title Insurance. The Title Insurance Owner’s Policy for each applicable Property with respect to such Closing.

(o) Indemnity Escrow Agreement. An escrow agreement substantially in the form attached hereto as Exhibit F (the “Indemnity Escrow Agreement”), executed by a duly authorized officer of Seller and the Indemnity Escrow Agent.

(p) Books and Records. All books, records, data, rental history, and property and Tenant files associated with the applicable Properties with respect to such Closing that are currently in the possession of a Seller or its subsidiary.

(q) HOA Estoppels. Estoppel certificates from HOAs with respect to any applicable Property to be included in the applicable Closing on the forms customarily used by the applicable HOA.

(r) Notices to Tenants. Within fifteen (15) business days following each Closing, Sellers shall send notice letters to each Tenant confirming the sale of the applicable Property, the transfer of any applicable security deposit to Buyer and the new payment address for rental payments.

6.4 Buyer’s Closing Deliveries. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Buyer shall deliver or cause to be delivered at each Closing the following:

(a) Purchase Price. The Purchase Price with respect to such Closing, as adjusted for prorations and other adjustments set forth herein.

(b) Deed. A Deed, with respect to the applicable Properties with respect to such Closing (if required to be executed by Buyer), duly executed by Buyer.

(c) Assignment of Leases. An Assignment of Leases of the applicable Leases with respect to such Closing duly executed by Buyer.

(d) Bill of Sale. A Bill of Sale with respect to such Closing duly executed by Buyer.

(e) Evidence of Authority. Documentation satisfactory to Sellers to establish the due authorization of Buyer’s consummation of the Transaction and the authority of the signatory to this Agreement and the Closing Documents required to be executed by Buyer to execute the same on behalf of Buyer.

(f) Closing Statement. The Closing Statement with respect to such Closing, executed by a duly authorized officer of Buyer.

(g) Seller Financing. The Seller Financing Documents with respect to the Properties included in such Closing, executed by a duly authorized officer of Buyer.

(h) Transfer Tax. All the transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the applicable Transaction, in each case, as prepared by Sellers or the Title Company.

(i) Fairness Opinion. In connection solely with the Initial Closing, an opinion (the “Fairness Opinion”) by Duff & Phelps LLC to Buyer, which states that, as of the date of the Fairness Opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in the Fairness Opinion, the consideration to be paid by Buyer in the Proposed Transaction (as defined in the Fairness Opinion) is fair from a financial point of view to the Company (as defined in the Fairness Opinion).

(j) Indemnity Escrow Agreement. The Indemnity Escrow Agreement, executed by a duly authorized officer of Buyer and the Indemnity Escrow Agent, and Buyer shall deposit at each Closing the applicable Indemnity Escrow Amount with the Indemnity Escrow Agent in connection with such Closing in accordance with Section 3.2(c).

(k) Other Documents. Such other documents as may be mutually agreed upon by Sellers and Buyer to consummate the applicable Transaction.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Warranties. As of each Closing Date, Buyer represents and warrants to Sellers with respect to the applicable Closing as follows:

(a) Organization of Buyer. Buyer (i) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has full power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

(b) Authorization and Validity. Buyer has full power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the applicable Transaction. The execution and delivery of this Agreement and each Closing Document to which Buyer is a party, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary action of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been and each Closing Document to which Buyer or any of Buyer’s Affiliates is a party will be duly executed by Buyer or such Affiliates, and constitute, or will constitute when executed and delivered by each other party hereto or thereto, Buyer’s or such Affiliate’s valid and binding obligation, enforceable against Buyer or such Affiliate in accordance with their respective terms.

(c) No Violation of Law. Neither the execution and delivery of this Agreement and the Closing Documents executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or Governmental Authority of any nature by which Buyer is bound.

(d) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Bankruptcy Code or any similar state or federal Laws.

(e) OFAC Compliance. The sources of funds for payment by Buyer of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the USA Patriot Act). Neither Buyer nor to Buyer’s knowledge any Person owning an interest in Buyer is a Person with whom U.S. persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other action by a Governmental Authority.

7.2 Sellers’ Warranties. As of each Closing Date, each Seller represents and warrants to Buyer with respect to the applicable Closing as follows:

(a) Organization of Seller. Seller (A) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) has full power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (C) is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

(b) Authorization and Validity. Seller has full power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of this Agreement and each Closing Document to which Seller is a party, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary action of Seller (or its subsidiaries, as applicable), and no other proceedings on the part of Seller (or its subsidiaries) are necessary to authorize such execution, delivery and performance. This Agreement has been and each Closing Document to which Seller or any of Seller’s Affiliates is a party will be duly executed by Seller or such Affiliates, and constitute, or will constitute when executed and delivered by each other party hereto or thereto, Seller’s or such Affiliate’s valid and binding obligation, enforceable against Seller or such Affiliate in accordance with their respective terms.

(c) No Conflict or Violation; Consents. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order to consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the Closing Documents by Seller (or its subsidiary), nor the performance of the obligations of Seller (or its subsidiary) hereunder or thereunder will (with or without the lapse of time, the giving of notice or both) (i) result in the violation of any Law or any provision of the organizational documents of Seller, its subsidiaries or its members or conflict with any order or decree of any court or Governmental Authority of any nature by which any of Seller, its subsidiaries or its members are bound, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any of Seller, its subsidiaries or its members is a party or by which any of them are bound or to which any of their assets are subject, (iii) require any consent from or notice to any Governmental Authority or (iv), except as contemplated in the Seller Financing Documents, result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Seller or its subsidiaries. No petition has been filed by or against Seller or its subsidiaries under the Federal Bankruptcy Code or any similar state or federal Law. Neither Seller (or its subsidiaries) nor any Person owning an interest in Seller (or its subsidiaries), is a Person with whom U.S. persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other action by a Governmental Authority.

(d) Contracts.

(i) Exhibit A attached hereto is a true, correct and complete list of all Major Contracts.

(ii) Seller and its subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Major Contract, nor has Seller or its subsidiaries received written notice that it is in material breach or default under any Major Contract. To Seller’s knowledge, no counterparty to any Major Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Major Contract. Each Major Contract is a valid and binding agreement of Seller or its subsidiaries and is in full force and effect in accordance with its terms. Seller has made available to Buyer a true and complete copy of each written Major Contract, as amended as of the date of this Agreement.

(e) Embargoed Person. Neither Seller, its subsidiaries nor any of their respective officers, directors or members is a Person (or to Seller’s knowledge, controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(f) Property Representations. As of each Closing Date, each Seller represents and warrants to Buyer the Property Representations with respect to each applicable Property included in such Closing.

7.3 General Provisions. Notwithstanding anything in this Agreement to the contrary:

(a) Survival. Except for the provisions of this Agreement which are explicitly stated to not survive a Closing, all representations, warranties, obligations, covenants and agreements contained in this Agreement, the Closing Documents or made in writing by Seller or Buyer in connection herewith shall survive the execution and delivery of this Agreement and the applicable Closing.

(i) Representation Sunset Period. Notwithstanding the foregoing, Seller shall not be liable with respect to any claim for the breach or inaccuracy of any Sellers’ Warranties, unless written notice of a claim thereof is delivered to Seller on or prior to the date that is twelve (12) months after the applicable Closing Date (the “Representation Sunset Period”). Seller and Buyer agree that so long as written notice is given on or prior to the expiration of the Representation Sunset Period with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved. If, on or prior to the Representation Sunset Period with respect to a Property, a breach of a Property Representation made by a Seller in this Agreement is discovered and such breach satisfies the Materiality Threshold, Buyer shall have the right (on a non-crossed basis as between the Sellers) to promptly provide written notice to VMP or MSR II, as applicable, and within 30 days following receipt of such written notice (or such longer time period as Borrower (as defined in the Seller Financing Documents) shall have to cure such breach under the Seller Financing Documents), such Seller shall be required to take one of the following actions: (i) cure the defect (if, in fact, curable) on the Property or Properties that are in breach of such Property Representation or (ii) purchase (or cause to be purchased) the applicable Property or Properties that are in breach of such Property Representation at the Property Purchase Price (including any Purchase Price Adjustment paid with respect to such Property) for such affected Property or Properties together with any reasonable costs and expenses incurred by Buyer in connection therewith. Notwithstanding the foregoing or any other provision of this Agreement, if any Property is required to be removed from the Seller Financing due to such a breach, the seller of such Property shall repurchase the affected Property from Buyer notwithstanding the Materiality Threshold, the Liability Threshold or the Liability Cap, and any such repurchase will not be deemed to be an indemnification obligation under this Agreement and shall not reduce the Liability Cap. Buyer shall be entitled to receive such repurchase price and related amounts from amounts on deposit in the Seller Indemnity Escrow.

(ii) Buyer’s Survival Period. Notwithstanding the foregoing, Buyer shall not be liable with respect to any claim for the breach or inaccuracy of any of Buyer’s representations and warranties contained in Section 7.1 and the Closing Documents unless written notice of a claim thereof is delivered to Buyer on or prior to the date that is twelve (12) months after the applicable Closing Date (the “Buyer’s Survival Period”). Seller and Buyer agree that so long as written notice is given on or prior to the expiration of the Buyer’s Survival Period with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved.

(b) Maximum Liability; Cap. Sellers shall only be liable to Buyer hereunder for breaches of this Agreement or any of the Closing Documents, including any breach of a Sellers’ Warranty and any indemnification obligations hereunder, with respect to which (A) the valid claims for all such breaches collectively aggregate more than the Liability Threshold (provided, however, that once the Liability Threshold has been reached Sellers shall be liable for all claims back to dollar zero), and (B) such breach existed on the applicable Closing Date and a claim is made by Buyer against Sellers with respect to such claim on or before expiration of the Representation Sunset Period; provided, however, that the Liability Threshold shall be allocated between Sellers based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregated Property Purchase Prices of the MSR II Properties. Each Seller shall indemnify and defend Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any and all Liabilities incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any of Sellers’ Warranties of such Seller and (ii) any breach of any covenant or agreement made by such Seller in this Agreement or any of the Closing Documents; provided, however, that in any event, each Seller’s aggregate liability under this Agreement shall be limited to its proportionate share of the Liability Cap based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregated Property Purchase Prices of the MSR II Properties, except any Liabilities resulting from (x) (i) a breach of any of Sellers’ Warranties based on fraudulent or willful misrepresentation by a Seller Party with respect to any matter set forth in Section 7.2 or Exhibit C or in any of the Closing Documents or (ii) such Seller’s breach of or default under Section 8.2 shall not be subject to the Liability Cap or the Representation Sunset Period and (y) a breach of any of the Seller Fundamental Representations shall not be subject to the Liability Cap.

7.4 No Consequential Damages. Notwithstanding anything in this Agreement to the contrary, in connection with its indemnification obligations under this Article 7 or any other indemnification obligations of Buyer or Sellers set forth in this Agreement, neither Buyer nor any Seller shall be liable to each other for consequential, exemplary, punitive, indirect or incidental losses, special damages, lost profits or similar items (including loss of revenue, income or profits or loss of business reputation or opportunity relating to a breach or alleged breach) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the sole, joint or concurrent negligence, strict liability or other fault of the other party or its affiliates, unless the same are imposed by a third party that is not an affiliate of Buyer or Sellers.

7.5 Additional Remedies.

(a) During the Representation Sunset Period, if any of the Sellers’ Warranties (on a non-crossed basis between Sellers) are determined to have been inaccurate as of the applicable Closing Date and either (x) such breach satisfies the Materiality Threshold, or (y) such breach does not satisfy the Materiality Threshold but as a result of such breach the applicable Put Property (as hereinafter defined) is required to be removed as collateral for the Seller Financing (a “Financing Kick-Out Property”), Buyer may, at its sole election, notify the applicable Seller in writing (a “Put Option Notice”) that it requires such Seller (or such Seller’s designee) to take one or more of the actions set forth in clauses (a)(i) or (ii) below on or prior to the expiration of the Remedy Period. Upon receipt of a Put Option Notice with respect to any Property (such Property, hereinafter, a “Put Property”), the applicable Seller shall be required to take one or more of the following actions (the determination of which shall be made by such Seller in its sole election except as set forth in Section 7.5(b) below) with respect to the applicable Put Property on or before the expiration of the Remedy Period:

(i) The applicable Seller may purchase (or cause to be purchased) such Put Property from Buyer for the Allocated Purchase Price of such Put Property. Any such repurchase shall be made pursuant to a deed in form and substance substantially similar to the deed by which Buyer acquired such Property (with only such changes as are required by applicable Laws or permitted by such Seller and Buyer), and other transfer documents in form and substance reasonably acceptable to each of the applicable Seller and Buyer; or

(ii) The applicable Seller may take such actions, at such Seller’s sole cost and expense, necessary to render the applicable Sellers’ Warranty accurate on or prior to the expiration of such Remedy Period. For the avoidance of doubt, failure by such Seller to timely effectuate a cure of the inaccuracy of the applicable Sellers’ Warranty in accordance with this Section 7.5(a)(ii) if such Seller has elected this option shall be a default under this Section 7.5.

(b) The applicable Seller shall notify Buyer, in writing, within ten (10) days following receipt of a Put Option Notice, as to whether it elects options (a)(i) or (a)(ii) above with respect to the applicable Put Property referenced in a Put Option Notice; provided, however, that (i) if Buyer is not able to effectuate either option (a)(i) or (a)(ii) because such proposed transaction would result in a breach of the terms of the Seller Financing Documents, then such Seller shall be required to elect an alternative option available to Buyer under the Seller Financing Documents, and (ii) such Seller shall be obligated to elect option (a)(i) with respect to any Financing Kick-Out Property. In the event the applicable Seller elects, or is required to elect, clause (a)(i) with respect to any Put Property, then such Seller shall provide written notice to Buyer, not less than fifteen (15) business days prior to the date on which such Seller proposes to close on the applicable repurchase (which date must be during the Remedy Period). In the event the applicable Seller elects, or is required to elect, clause (a)(i) with respect to any Put Property, it shall be a condition to such Seller’s obligation to consummate the applicable repurchase, that Buyer be able to transfer the applicable Put Property to such Seller (or its designee) in fee simple on the designated closing date, subject only to the Repurchase Permitted Exceptions and Buyer agrees that in the event such Seller (or its designee) is ready, willing and able to close on the applicable repurchase of a Put Property on the designated closing date and Buyer is unable to transfer title in accordance with this sentence, Seller shall have no obligation to consummate such transfer and such Seller’s obligations under this Section 7.5 with respect to such Put Property and such Seller’s obligations shall be deemed satisfied in full as of the designated closing date; provided, however, that Buyer shall have the option upon written notice to such Seller to extend the designated closing date for a period not to exceed an additional ten (10) business days in order to consummate such repurchase (and if such additional ten (10) business day period exceeds the Remedy Period, such Seller shall not be in default hereunder for failure to close during the Remedy Period). During the Remedy Period, (x) Buyer shall reasonably cooperate in all respects with the applicable Seller (or its designee) with respect to any Put Property to permit the Seller (or its designee) to consummate the transactions set forth above within the timeframes set forth herein, and (y) such Seller shall reasonably cooperate (or shall cause its designee to reasonably cooperate) in all respects with Buyer with respect to any Put Property to permit Buyer to consummate the transactions set forth above within the timeframes set forth herein and in the Seller Financing Documents and in accordance with the terms and conditions of the Seller Financing Documents. Any and all transfer taxes, closing costs (including reasonable attorneys’ fees of Buyer and the applicable Seller), title insurance premiums, and costs and expenses incurred by Buyer under the Seller Financing Documents (including reasonable attorneys’ fees of Buyer, release prices, yield maintenance or other prepayment premiums, and the costs and expenses of the lender under the Seller Financing that are the responsibility of Buyer under the Seller Financing Documents), in each case, in connection with the transactions contemplated by this Section 7.5 shall be the sole responsibility of such Seller.

(c) In the event any of the Properties sold to Buyer are subject to HOA regulations that prohibit Buyer’s ability to lease such Property to a third party, then Buyer shall, at its sole cost and expense, use commercially reasonable efforts to obtain consent to lease such Property from the applicable HOA. If Buyer is thereafter unable to obtain such consent within ninety (90) days following the date of purchase of such Property, Buyer may, at its sole election, deliver a Put Option Notice to the applicable Seller stating that it requires such Seller

(or such Seller’s designee) to take the actions set forth in clauses (a)(i) (which, in this case shall not be optional for such Seller) above on or before the expiration of the Remedy Period.

(d) Notwithstanding anything in this Section 7.5 to the contrary, Seller’s liability under this Section 7.5 shall be subject to the terms and provisions set forth in Section 7.3(b) above, including the Liability Threshold and Liability Cap; provided, however, in the event a Put Property is a Financing Kick-Out Property or a Put Property pursuant to Section 7.5(c), then Seller shall be obligated to repurchase such Put Property pursuant to clause (a)(i) above without regard to the Liability Cap or Liability Threshold, and any such repurchase of a Financing Kick-Out Property shall not count toward the calculation of the Liability Cap and the Liability Threshold.

(e) The provisions of this Section 7.5 are subject in all respects to the terms of the Seller Financing Documents.

7.6 Indemnity Escrow Funds. Any payments due to Buyer related to any breach of Sellers’ Warranties shall be payable by Sellers (on a non-crossed basis as between Sellers) as follows: (a) first, to be deducted from the Indemnity Escrow Funds as long as there are funds remaining in the applicable Indemnity Escrow Account; and (b) second, any remaining amounts payable in respect of such claim shall be paid in cash, by wire transfer of immediately available funds, except in the case of any Liabilities which Buyer may, directly or indirectly, suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with breaches of any Seller Fundamental Representation or any fraud, intentional misrepresentation, willful concealment or willful misconduct by any Seller or any Seller Party hereto, in which case Buyer may seek recovery from such Seller directly, and not, for the avoidance of doubt, first from the applicable Indemnity Escrow Funds.

ARTICLE 8 COVENANTS

8.1 Publicity. Sellers and Buyer each hereby covenant and agree that after each Closing Date, any press release or public statement with respect to the Transaction or this Agreement (“Release”) issued by either Sellers or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent such Release is required by law, regulation, securities reporting or disclosure requirements, stock exchange rule, legal proceedings, court order or similar governmental mandate, in each case to the extent applicable to Sellers or Buyer, as the case may be (collectively, “Disclosure Requirements”). If either of Sellers or Buyer is required by Disclosure Requirements to issue a Release, such party shall, at least one (1) business day prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

8.2 Brokers. Each of the Sellers and Buyer represents and warrants that they have not engaged or worked with any brokers, agent or investment banker in connection with transactions contemplated by this Agreement. Buyer and each Seller agrees that it shall be solely responsible for any fee or commission owing to any broker, agent or investment banker that it engages. Each Seller agrees, on a several basis, to indemnify and hold harmless Buyer from and against any and all Liabilities suffered or incurred by Buyer as a result of any claims by any party claiming to have represented such Seller as broker in connection with the Transaction or the Leases. Buyer agrees to indemnify and hold harmless Sellers from and against any and all Liabilities suffered or incurred by any Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

8.3 Tax Matters.

(a) Tax Returns. Each Seller and Buyer shall attach Form 8594 to their respective federal income tax return for the year in which each Closing occurs. For the Initial Closing, the Purchase Price shall be allocated among the Properties in accordance with the allocation set forth on Schedule 1. For each subsequent Closing, the Purchase Price shall be allocated among the Properties in accordance with the allocation determined pursuant to Section 3.1(a).

(b) Installment Sale. For U.S. federal (and applicable state and local) Tax purposes, the parties intend that the transactions contemplated by this Agreement be treated as an installment sale of the Properties under Section 453 of the Code. For the Initial Closing, the Purchase Price shall be allocated among the Properties in accordance with the allocation set forth on Schedule 1. For each subsequent Closing, the Purchase Price shall be allocated among the Properties in accordance with the allocation determined pursuant to Section 3.1(a). The parties shall not take any position on any Tax Return that is inconsistent with such intent except as required by law.

8.4 Audited Financials.

(a) Beginning on the date hereof and continuing for a period of nine (9) months following the later of (i) the date of the securitization of the Seller Financing and (ii) the Final Closing (provided that in no event shall Sellers’ obligations under this section survive beyond the date which is nine (9) months following the Final Closing Date), Sellers shall use commercially reasonable efforts to provide Buyer with such information as Buyer may reasonably request (including management representation letters required for any audit) in connection with (i) Buyer’s efforts to prepare audited financial statements in compliance with Regulation S-X, and (ii) Buyer’s preparation of pro forma financial information for purposes of its reports or other filings in accordance with the Securities Exchange Act of 1934, as amended; provided, however, such efforts shall be at no additional cost to Sellers.

(b) Beginning on the date hereof and continuing following the Closings, in the event the SEC has comments or questions on any of the audited financial statements prepared in compliance with Regulation S-X, Sellers shall use commercially reasonable efforts to assist and reasonably cooperate with Buyer, Buyer’s independent accountants and the SEC to resolve any such issues and questions regarding such audited financial statements and take such commercially reasonably actions with respect to such annual financial statements as are necessary for Buyer to satisfy its obligations under Regulation S-X; provided, however, such cooperation efforts shall be at no additional cost to Sellers.

(c) Beginning on the date hereof and continuing for a period of nine (9) months following the later of (i) the date of the securitization of the Seller Financing and (ii) the

Final Closing (provided that in no event shall Sellers’ obligations under this section survive beyond the date which is nine (9) months following the Final Closing Date), each Seller shall use commercially reasonable efforts to cooperate with Buyer’s reasonable requests in connection with Buyer’s compliance with applicable securities Laws with respect to the transactions hereunder, by (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Buyer of pro forma financial statements and addressing purchase accounting issues and (ii) allowing access to each Seller’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers regarding the Properties to Buyer or Buyer’s independent accountants), and discussing with each Seller’s independent accountants appropriate consents to fulfill Buyer’s reporting requirements, including financial statements and the notes thereto; provided, however, such cooperation efforts shall be at no additional cost to each such Seller.

ARTICLE 9 MISCELLANEOUS

9.1 Assignment. No party may assign this Agreement or its rights hereunder to any Person without the prior written consent of the other party, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate and, after each Closing, Buyer may collaterally assign its rights under this Agreement related to such Closing to Lender in connection with the Seller Financing Documents. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement accruing from and after the date of such assignment but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

9.2 Integration; Waiver; Waiver of Bulk Sales Compliance. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision may be modified or amended except by an instrument signed by Buyer and Seller. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. Seller and Buyer each waive any and all “bulk sales” and “pre-tax clearance” requirements under applicable federal, state and local law.

9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, which shall be the exclusive jurisdiction covering all disputes.

9.4 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions. All Exhibits and Schedules attached hereto shall be incorporated by reference as if set out herein in full.

9.5 Binding Effect. Subject to the provisions of Section 9.1 above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.6 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.7 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing and shall be deemed duly given or made at the time and on the date (i) when received by e-mail, provided that a hard copy of such communication is delivered and received no later than one (1) business day after such e-mail is received, or (ii) when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. Notices given by counsel to a party shall be deemed given by such party.

IF TO BUYER:

Altisource Residential L.P.

c/o Altisource Asset Management Corporation

36C Strand Street

Christiansted, VI 00820

Attn: Robin Lowe

E-Mail: Robin.Lowe@altisourceAMC.com

WITH A COPY TO:

Hunton & Williams LLP

Bank of America Plaza

Suite 3500

101 South Tryon Street

Charlotte, NC 28280

Attn: Robert J. Hahn

E-Mail: rhahn@hunton.com

IF TO SELLERS:

Vaca Morada Partners, LP

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Attn: Drew Flahive

E-Mail: Dflahive@amherst.com

MSR II, LP

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Attn: Drew Flahive

E-Mail: Dflahive@amherst.com

WITH A COPY TO:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Evan R. Levy

E-Mail: Evan.levy@skadden.com

9.8 Counterparts. This Agreement may be executed in one or more counterparts (including execution of counterpart signature pages), each of which shall be deemed an original and all of which counterparts, when taken together, shall constitute one and the same agreement. Facsimile or electronic signature shall be effective as an original.

9.9 No Recordation. Each Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument against any Property or any portion thereof in connection herewith in any public records, and (b) to indemnify Sellers against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by any Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

9.10 Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, Affiliate, or agent of any Seller or any Affiliate of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made pursuant to the Agreement previously, now, or hereafter. These Section 9.10 limitations are in addition to and not in limitation of, any other limitation or liability hereunder, by law, in equity, or otherwise.

9.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification or any of the Closing Documents. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words expressed in the singular shall be deemed to include the plural and vice versa, unless the context requires otherwise. Each place in this Agreement in which the term “Property” is used, it shall be understood to mean and refer to each and every Property, both individually and collectively, as the context may require or permit. Each place in this Agreement in which the term “Property” is used, it shall also be deemed to include the phrase, “or any portion thereof” unless the context requires the contrary.

9.12 Time of Essence. Time is of the essence with respect to this Agreement.

9.13 Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLERS HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSINGS.

9.14 No Presumption Regarding Drafting. Each party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

9.15 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or PDF shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligation or liability of any third Persons to any party. This Agreement is not intended and shall not give any third Person any right of subrogation or action over or against any Seller or Buyer.

9.17 Confidentiality. Buyer and Sellers agree that the terms of this Agreement shall be strictly confidential and shall not be shared or disclosed with any party other than Buyer’s and Sellers’ attorney, agents, lenders and Sellers’ equity holders; provided, however, that in the event any party is required to disclose the information contained herein by applicable law, legal proceeding or stock exchange requirement, such party shall provide to the other party prompt written notice of any such request or requirement and the parties shall mutually agree as to the disclosure required within 24 hours of receipt of such written notice, unless otherwise required by law, in which case the parties shall reasonably cooperate to coordinate such disclosure and the party required to make such disclosure may make such disclosure notwithstanding this agreement to cooperate.

9.18 Exclusivity. In consideration of the Non-Refundable Deposit, Sellers agree that, with respect to the applicable Additional Properties, from the date of the Seller Closing Notice with respect to such Additional Properties through the applicable scheduled Closing Date with respect to such Additional Properties (the “Exclusivity Period”), neither VMP, MSR II, nor any of their respective officers, members, directors, advisors, employees, agents, successors and assigns or affiliates (collectively, the “Sellers Group”), shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer, to acquire all or any portion of the Additional Properties (an “Acquisition Proposal”), or provide any non-public information to any third party in connection with an Acquisition Proposal, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the applicable portion of the Transactions with Buyer. Sellers agree to immediately notify Buyer if any member of the Sellers Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal. Immediately upon payment by Buyer of the applicable portion of the Non-Refundable Deposit, Sellers shall, and shall cause any member of the Sellers Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal other than customary nondisclosure or confidentiality agreements. Each Seller represents that neither it nor any member of the Sellers Group is party to or bound by any agreement with respect to an Acquisition Proposal. Upon the expiration of the Exclusivity Period, this Section 9.18 shall be deemed terminated automatically, and the parties shall have no further rights or obligations with respect to this Section 9.18. For the avoidance of doubt, no Exclusivity Period shall apply with respect to any Additional Properties and the provisions of this Section 9.18 shall not apply with respect to any Additional Properties, unless Sellers have sent to Buyer the Seller Closing Notice with respect to such Additional Properties.

9.19 Several Liability. Any liability accrued to Sellers under this Agreement shall be several, and not joint, liability. Any such liabilities shall be allocated between Sellers based on the proportion of the aggregate Property Purchase Prices of the VMP Properties to the aggregate Property Purchase Prices of the MSR II Properties with respect to all previous Closings.

9.20 Prior Agreements. THIS AGREEMENT AND THE CLOSING DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING THE LETTER OF INTENT, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE CLOSING DOCUMENTS (EXCEPT THAT ANY INDEMNIFICATIONS PROVIDED IN THE LETTER OF INTENT SHALL SURVIVE THE APPLICABLE CLOSING).

[Remainder of Page Intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the Effective Date.

SELLERS:

VACA MORADA PARTNERS, LP, a Delaware limited partnership

By: Vaca Morada GP, LLC,
its General Partner

By:	/s/ Joseph V. Gatti
Name:	Joseph V. Gatti
Title:	Vice President and Secretary

MSR II, LP, a Delaware limited partnership

By: MSR II GP, LLC,
its General Partner

By:	/s/ Joseph V. Gatti
Name:	Joseph V. Gatti
Title:	Vice President and Secretary

BUYER:

ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership

By: Altisource Residential GP LLC, its
general partner

By: Altisource Residential Corporation, the sole
member of the general partner

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	Chief Administrative Officer

EXHIBITS AND SCHEDULES

Exhibit A	List of Contracts
Exhibit B	Form of Non-Foreign Affidavit
Exhibit C	Property Representations
Exhibit D	Disclosure Schedule
Exhibit E	Rent Roll
Exhibit F	Indemnity Escrow Agreement
Exhibit G	Form of Assignment of Leases
Exhibit H	Form of Bill of Sale
Exhibit I	Form of Owner’s Affidavit
Exhibit K	Broker Instructions
Schedule 1	List of Properties
Schedule 2A	RESI Criteria
Schedule 2B	RESI Specs
Schedule 3	Competitors
Schedule 4	Tenant Reimbursement Statement
Schedule 5	Advance Rent Disbursement Schedule
Schedule 5.8(c)	Incremental Title Costs
Schedule 6	Due Diligence List
Schedule 7	Buyer’s Representative

EXHIBIT C

PROPERTY REPRESENTATIONS

As of the applicable Closing Date, Sellers represent and warrant to Buyer with respect to each Property subject to such Closing as follows:

1. Property/Title.

(a) A subsidiary of Seller (each, a “Subsidiary”) has good and marketable fee simple legal and equitable title to the real property comprising the Property that such Subsidiary owns, subject to Permitted Exceptions. The Permitted Exceptions with respect to the Property, in the aggregate, do not have an Individual Material Adverse Effect on such Property.

(b) All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Owner’s Policy for such Property.

(c) Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

2. Adverse Claims. The Subsidiary’s ownership of the Property is free and clear of any Liens other than Permitted Exceptions.

3. Title Insurance Owner’s Policy. The Property File for the Property includes a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by the applicable Subsidiary.

4. Deed. The Property File delivered or transferred by Sellers to Buyer for such Property includes a copy of the deed for such Property conveying the Property to the applicable Subsidiary, with vesting in the actual name of such Subsidiary, and Sellers hereby certify that such Property’s deed has been recorded or presented to and accepted for recording by the applicable title insurance company issuing the related Title Insurance Owner’s Policy, with all fees, premiums and deed stamps and other transfer taxes paid.

5. Property Taxes and HOA Fees. There are no delinquent Property Taxes or HOA Fees outstanding with respect to the Property, other than Property Taxes or HOA Fees that may exist in accordance with Section 4.4.5 of the Loan Agreement, dated as of March 30, 2017, by and among HOME SFR Borrower II, LLC, Sellers and Amherst SFR Lender, LLC. As of the applicable Closing Date, there are no pending or, to Sellers’ knowledge, proposed, special or other assessments for homeowner’s association improvements affecting the Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to such Property.

6. Compliance with Renovation Standards. Except if the Property is a Current Tenanted Property or a Vacant Property, the Property satisfies the Renovation Standards and RESI Specifications and all renovations thereto have been conducted in accordance with applicable Laws, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Sellers, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, in each case, in all material respects. Schedule D-6(a) sets forth, with respect to any Closing other than the Initial Closing, the applicable Current Tenanted Properties for each such Closing. Schedule D-6(a) is a true, complete and accurate list of all Current Tenanted Properties. Schedule D-6(b) is a true, complete and accurate list of all Vacant Properties.

7. Condemnation; Physical Condition. The Property has not been condemned in whole or in part. No proceeding is pending or, to the knowledge of Sellers, threatened in writing for the condemnation of the Property. The Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on the Property.

8. Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Property by Sellers that has not been paid.

9. Leasing. As of the applicable Closing Date, either (a) the Property (other than the Vacant Properties listed on Schedule D-6(b)) is leased by the applicable Subsidiary to an Eligible Tenant pursuant to an Eligible Lease and such Lease is in full force and effect and is not in default in any material respect or (b) if the Property is a Current Tenanted Property, it was leased by the applicable Subsidiary to a Carry-Over Tenant pursuant to a Lease and such Lease was in full force and effect and was not in default in any material respect; provided, that prior to entering into any new or renewal Lease with such Carry-Over Tenant, the applicable Subsidiary determined that such Carry-Over Tenant was not listed on a Government List. No Person (other than a Subsidiary) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant. The copy of such Eligible Lease for the Property (other than any Current Tenanted Property or Vacant Property) delivered to Buyer is true and complete in all material respects, there are no material oral agreements with respect thereto. Except as set forth on Schedule D-9 attached hereto as of the applicable Closing Date, no Rent (including security deposits) has been paid more than thirty (30) days in advance of its due date and all amounts set forth on Schedule D-9 have been delivered to the Advance Rent Subaccount (as defined in the Loan Agreement, dated as of March 30, 2017, by and among HOME SFR Borrower II, LLC, Sellers and Amherst SFR Lender, LLC) on or before the applicable Closing Date. As of the applicable Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the applicable Subsidiary to the relevant Tenant has already been provided to such Tenant (including reductions in monthly Rent during the term of the related Lease in other similar fashion).

10. Insurance Policies. The Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and the other applicable requirements of Section 5.1.1 of the Loan Agreement, dated as of March 30, 2017, by and among HOME SFR

Borrower II, LLC, Sellers and Amherst SFR Lender, LLC. Schedule D-10 lists all insurance coverage presently in effect with respect to the Properties. Sellers have not taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such insurance policies. As of the applicable Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

11. Lawsuits, Etc. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or, to Sellers’ knowledge, threatened in writing against or affecting the Property or Sellers or any Subsidiary, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.

12. Orders, Injunctions, Etc. There are no orders, injunctions, decrees or judgments outstanding with respect to the Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.

13. Agreements Relating to the Properties. Neither Seller is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property. No Seller or Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound. Except for the property management agreement for the Property, no Seller or Subsidiary has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound. No Seller or Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Exception with respect to any Property. Neither the Property nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Tenant or other third parties.

14. Accuracy of Information Regarding Property. All information with respect to the Property included in the Schedules to this Agreement is true, complete and accurate in all material respects. None of the Properties consist of housing cooperatives or manufactured housing. Schedule D-14 is a true, complete and accurate list of all of the Applicable HOA Properties, if any, and the HOAs affecting such Applicable HOA Properties. To Sellers’ knowledge, Schedule D-14 contains a true, correct and complete notice address of the HOAs pertaining to the Applicable HOA Properties, if any.

15. Compliance with Laws. The Property (including the leasing and intended use thereof) complies with all applicable Laws, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Sellers, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority required for the operation, use or leasing of the Property that has not been obtained, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There has not been committed by any Seller Party or, to Sellers’ knowledge, any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

16. Intentionally omitted.

17. Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and all roads necessary for the use of the Property for its intended purposes have been completed and dedicated to public use and accepted by all Governmental Authorities, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

18. Eminent Domain. There is no proceeding pending or, to Sellers’ knowledge, threatened, for the total or partial Condemnation or for the relocation of roadways resulting in a failure of access to the Property on public roads.

19. Flood Zone. The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) of the Loan Agreement, dated as of March 30, 2017, by and among HOME SFR Borrower II, LLC, Sellers and Amherst SFR Lender, LLC is in full force and effect with respect to the Property. Schedule D-19 is a true, complete and accurate list of all Properties located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.